                               ASSET PURCHASE AGREEMENT



                                    by and among


                                G&K SERVICES LINEN CO.

                                  G&K SERVICES CO.,

                                 G&K SERVICES, INC.,

                                         AND

                         TTSI SERVICES ACQUISITION SUB, INC.

                                         AND

                            TARTAN TEXTILE SERVICES, INC.




                              Dated as of April 25, 1998

                                  TABLE OF CONTENTS

ARTICLE 1 - PURCHASE AND SALE OF ASSETS. . . . . . . . . . . . . . . . . . . . . . . .  2
     1.1  Purchased Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.2  Excluded Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     1.3  Certain Intellectual Property Rights of Seller's Predecessor-In-Interest . .  4
     1.4  Subcontract Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     1.5  Certain Underground Storage Tanks. . . . . . . . . . . . . . . . . . . . . .  6

ARTICLE 2 - ASSUMPTION OF LIABILITIES. . . . . . . . . . . . . . . . . . . . . . . . .  6
     2.1  Assumption of Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . .  6
     2.2  Liabilities Not Assumed. . . . . . . . . . . . . . . . . . . . . . . . . . .  7

ARTICLE 3 - PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     3.1  Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     3.2  Payment of Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . .  8
     3.4  New Inventory Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.5  Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.6  Closing Schedules. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.7  Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.8  Method of Payment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.9  Exclusive Remedy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.10 Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.11 Sales Taxes; Property Taxes; Expenses. . . . . . . . . . . . . . . . . . . . 12

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . 13
     4.1  Organization and Authority . . . . . . . . . . . . . . . . . . . . . . . . . 13
     4.2  Financial Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     4.3  Compliance with Other Instruments and Law. . . . . . . . . . . . . . . . . . 14
     4.4  Title to Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     4.5  Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     4.6  Personal Property Leases . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     4.7  Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     4.8  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     4.9  Labor and Employment Agreements. . . . . . . . . . . . . . . . . . . . . . . 16
     4.10 Pension and Welfare Plans. . . . . . . . . . . . . . . . . . . . . . . . . . 17
     4.11 Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     4.12 Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     4.13 Other Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     4.14 Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     4.15 Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     4.16 Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

                                       (i)
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
     4.17  Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     4.18  Customer Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     4.19  General Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . . . . . . . . . . . . 21
     5.1   Organization and Authority . . . . . . . . . . . . . . . . . . . . . . . . . 21
     5.2   Compliance with Other Instruments. . . . . . . . . . . . . . . . . . . . . . 21
     5.3   Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     5.4   Financing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     5.5   Inspection Opportunity . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

ARTICLE 6 - COVENANTS OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     6.1   Conduct of Business; Performance . . . . . . . . . . . . . . . . . . . . . . 22
     6.2   HSR Act Filing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     6.3   Access and Information . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     6.4   Discharge of Environmental Liabilities . . . . . . . . . . . . . . . . . . . 23
     6.5   Noncompetition, Nonsolicitation; and Confidentiality . . . . . . . . . . . . 27
     6.6   Retroactive Collective Bargaining Agreements; Signing Bonuses. . . . . . . . 29
     6.7   Odessa Real Estate Lease . . . . . . . . . . . . . . . . . . . . . . . . . . 29

ARTICLE 7 - COVENANTS OF PURCHASER. . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     7.1   HSR Act Filings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     7.2   Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     7.3   Title Policy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     7.4   Odessa Real Estate Lease . . . . . . . . . . . . . . . . . . . . . . . . . . 32

ARTICLE 8 - CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS . . . . . . . . . . . . . . 32
     8.1   Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . 32
     8.2   Absence of Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     8.3   Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     8.4   Opinion of Counsel to Seller . . . . . . . . . . . . . . . . . . . . . . . . 33
     8.5   Real Estate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

ARTICLE 9 - CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. . . . . . . . . . . . . . . . 33
     9.1   Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . 33
     9.2   Absence of Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     9.3   Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     9.4   Opinion of Counsel to Purchaser. . . . . . . . . . . . . . . . . . . . . . . 34

ARTICLE 10 - CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     10.1  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     10.2  Deliveries by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     10.3  Deliveries by Purchaser. . . . . . . . . . . . . . . . . . . . . . . . . . . 34

                                      (ii)

ARTICLE 11 - TERMINATION PRIOR TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . 35
     11.1  Termination of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     11.2  Termination of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . 35

ARTICLE 12 - TRANSITION SERVICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     12.1  Transition Services Assignment . . . . . . . . . . . . . . . . . . . . . . . 36
     12.2  ATRS Support . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36

ARTICLE 13 - INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     13.1  Indemnification by Seller. . . . . . . . . . . . . . . . . . . . . . . . . . 37
     13.2  Indemnification by Purchaser . . . . . . . . . . . . . . . . . . . . . . . . 37
     13.3  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     13.4  Third Party Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     13.5  Deductible for Seller's Obligations; Maximum Liability . . . . . . . . . . . 39
     13.6  Claims Period. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     13.7  Other Limitations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     13.8  Exclusive Remedy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40

ARTICLE 14 - MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     14.1  Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     14.2  Bulk Sales Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     14.3  Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     14.4  Further Acts and Assurances. . . . . . . . . . . . . . . . . . . . . . . . . 41
     14.5  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     14.6  Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     14.7  Knowledge. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     14.8  Attachments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
     14.9  Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
     14.10 No Reliance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
     14.11 Saturdays, Sundays and Legal Holidays. . . . . . . . . . . . . . . . . . . . 45
     14.12 Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
     14.13 Parties Bound by Agreement . . . . . . . . . . . . . . . . . . . . . . . . . 45
     14.14 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
     14.15 Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
     14.16 Modification and Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . 46
     14.17 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
     14.18 Access to Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
     14.19 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
     14.20 No Express or Implied Warranties . . . . . . . . . . . . . . . . . . . . . . 47

                                      (iii)

EXHIBITS
Exhibit A      -    Acquired Facilities
Exhibit B-1    -    Subcontract Assignment
Exhibit B-2    -    Subcontract Agreement
Exhibit C      -    Seller Counsel's Legal Opinion
Exhibit D      -    Purchaser Counsel's Legal Opinion
Exhibit E      -    Assignment and Assumption of Lease
Exhibit F      -    Bill of Sale and General Assignment
Exhibit G      -    Assumption Agreement
Exhibit H      -    Transition Services Assignment


                            TABLE OF SCHEDULES
1.1(b)         Owned Real Property
1.1(h)         Owned Vehicles
1.1(i)(ii)     Nonproprietary Software License Agreements
1.1(i)(iii)    Owned Real Property Leased to Others
1.1(i)(iv)     Real Property Leases
1.1(i)(v)      Personal Property Leases
1.1(i)(vi)     Collective Bargaining Agreements
1.1(k)         Prepaid Items
1.1(1)         Intellectual Property
1.1(q)         Excluded Assets
1.3            Seller and NSI Proprietary Rights
1.4(a)         NSI Multilocation Accounts
1.4(b)         Seller Multilocation Accounts
1.5            Certain Underground Storage Tanks
2.1(b)         Compliance Orders
2.1(d)         Benefit Plans Purchaser is not Permitted to Assume
2.1(e)         Multiemployer Plans
3.3(b)         Adjustment Schedule
3.5            Bank Account Information
3.10           Allocation of Purchase Price
4.2(a)         Financial Information
4.4            Permitted Encumbrances
4.5            Real Property
4.8            Litigation
4.9            Labor and Employment Agreements
4.10(a)        Pension and Welfare Plans
4.10(b)        Deferred Profit Sharing, Deferred Compensation and Pension Plans
4.11           Environmental Matters
4.12           Consents

                                      (iv)


4.13           Other Contracts
4.14           Licenses and Permits
4.15           Inventory
4.16           Applicable Law
5.3            Brokers
6.1(g)         Collective Bargaining Agreement Parameters
6.4            Environmental Remediation
6.5(a)(v)      Restricted Territories
7.2(a)         Excluded Employees
7.2(b)         Severance Benefits
14.7           Knowledge


                               ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT (this "Agreement"), is made and entered into as of this 25th day of April, by and among G&K SERVICES LINEN CO., a Minnesota corporation ("G&K Linen"), G&K SERVICES CO., a Minnesota corporation ("G&K Co"), G&K SERVICES, INC., a Minnesota corporation ("G&K") (G&K Linen, G&K Co and G&K are referred to herein collectively as "Seller") and TTSI SERVICES ACQUISITION SUB, INC., a Delaware corporation ("Purchaser") and TARTAN TEXTILE SERVICES, INC., a Delaware corporation ("Parent");

                                      RECITALS:

     1. Seller conducts, among other things, the business of the supply for hire of clean, laundered, continuous towels, table linen, napkins, bar wipes, bed linen, aprons, chef coats and pants, lab coats and other flat linens and kindred items, uniforms, rest room services, dust control products, commercial laundry and facility-based direct sales in each case at the facilities listed on EXHIBIT A (the "Acquired Facilities") (the foregoing businesses as conducted at the Acquired Facilities and as conducted by Seller at its service centers located in Houston, Texas and Charleston, West Virginia, are hereinafter referred to collectively as the "Business");

     2. Seller acquired the Acquired Facilities and the Business on July 14, 1997 pursuant to the Asset Purchase Agreement dated as of May 30, 1997 among National Services Industries, Inc., a Delaware corporation, National Services Industries, a Georgia corporation ("NSI"), and G&K (the "NSI Purchase Agreement");

     3. Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser, the Business as a going concern and certain assets and rights owned and/or used by Seller in the Business, upon the terms and conditions set forth in this Agreement; and

     4. Purchaser also desires to assume from Seller, and Seller desires to assign to Purchaser, certain liabilities and obligations of Seller relating to the Business, upon the terms and conditions set forth in Article 2 of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                      ARTICLE 1

                             PURCHASE AND SALE OF ASSETS

     1.1  PURCHASED ASSETS.  Except as otherwise specifically provided in
Section 1.2 hereof, subject to the terms and conditions hereof, Seller agrees to sell, assign, transfer and deliver, free and clear of all liens, other than Permitted Encumbrances (as defined in Section 4.4), and Purchaser agrees to purchase and accept from Seller at and as of the Closing Date (as defined in Section 10.1)), all of Seller's right, title and interest in and to the Business as a going concern and all of the following properties, assets and rights, in each case relating exclusively to the Business and existing as of the Closing Date (collectively, the "Purchased Assets"):

          (a) all customer lists, customer files and route books relating to customers of the Business (the accounts of such customers as related solely to the Business are referred to hereinafter as the "Covered Accounts" which term shall exclude the Multilocation Accounts (as defined in Section 1.4(b) below));

          (b) the Owned Real Property (as defined in Section 4.5 below) described on SCHEDULE 1.1(b) attached hereto;

          (c) all linens, garments, mats, mops, towels and other rental items, along with laundry bags, tie covers and other items of inventory notwithstanding how classified in the financial records of Seller which are in used condition and used in the Business; (collectively, the "In-Service Inventory");

          (d) all new, never processed linens, garments, mats, mops, towels and other rental items, all new laundry bags and tie covers, all new, unopened paper products and other items of new inventory notwithstanding how classified in the financial records of Seller used in the Business (collectively, the "New Inventory"), (together, the New Inventory and the In-Service Inventory are referred to herein as "Inventory");

          (e) all CRT cabinets, mop handles and frames, paper towel cabinets, bag racks, air freshener dispensers and soap and tissue dispensers used in the Business (collectively, the "Restroom Service Products");

          (f) all machinery, fixtures, furniture, equipment, materials, parts, supplies, tools and other tangible property owned by Seller used in the Business;

          (g) all rolling stock (exclusive of vehicles) used or held for use, including, without limitation, delivery carts, hampers and buggies used in the Business;

          (h)  all vehicles listed in SCHEDULE 1.1(h) hereto;

          (i) all rights under all contracts and agreements, oral or written, used by Seller in the conduct of the Business which are in effect as of the Closing Date (all of such contracts and agreements being hereinafter referred to collectively as the "Contracts"), including, without limitation, (i) all customer contracts and customer purchase orders pertinent to the Covered Accounts; (ii) all purchase orders, nonproprietary software license agreements listed on SCHEDULE 1.1(i)(ii), and other license agreements, service agreements and maintenance agreements; (iii) all lease agreements listed on SCHEDULE 1.1(i)(iii) under which Seller is lessor of portions of the Owned Real Property; (iv) all Real Property Leases (as defined in Section 4.5 below) listed on SCHEDULE 1.1(i)(iv);
     (v) all lease and sublease agreements for tangible personal property used in the Business, including without limitation, the Personal Property Leases (as defined in Section 4.6 below) listed on SCHEDULE 1.1(i)(v); and (vi) the collective bargaining agreements to which G&K Linen, G&K Co. or G&K is a party or by which it is bound with respect to the Business (the "Collective Bargaining Agreements") listed on SCHEDULE 1.1(i)(vi);

          (j) to the extent transferable, all permits, authorizations and licenses used by Seller in the conduct of the Business (collectively, the "Transferable Permits");

          (k) all prepaid items that are listed in SCHEDULE 1.1(k) (the "Prepaid Items");

          (l) the intellectual property listed on SCHEDULE 1.1(l) (the "Intellectual Property"), and any federal and state registrations or applications for registration relating thereto;

          (m) all of Seller's rights under all manufacturing warranties from third parties relating solely to the Purchased Assets;

          (n) all rights of Seller to insurance proceeds with respect to claims for Damages (as defined in Section 13.3 below) to the Purchased Assets occurring prior to the Closing Date, unless such proceeds reimburse Seller for the repair or restoration of such Purchased Assets by Seller prior to the Closing Date;

          (o) to the extent available, all books, records, files and papers of Seller relating to the conduct of the Business (the "Books and Records") at any time prior to the Closing and located at the Acquired Facilities and one copy of all Books and Records relating solely to the conduct of the Business and located at the Seller's corporate office in Minnetonka, Minnesota (i) which Seller received under the NSI Purchase Agreement, and
     (ii) which Seller generated between July 14, 1997 and the Closing Date;

          (p) all goodwill associated with the Business or the Purchased Assets; and

          (q) all other assets relating exclusively to the Business and located at either (i) an Acquired Facility, (ii) any customer location associated with a Covered Account or a

     Multilocation Account, (iii) on any vehicle listed on Schedule 1.1(h) hereof or on any vehicle leased by Seller with respect to the Business, or (iv) on the premises of a repair facility; except those assets set forth on Schedule 1.1(q).

     1.2 EXCLUDED ASSETS. The following properties, assets and rights (the "Excluded Assets") shall not be transferred to Purchaser and therefore are not a part of the Purchased Assets:

          (a) all cash, marketable securities and other cash equivalents of Seller as of the Closing Date;

          (b) all accounts receivable relating to the Covered Accounts, the Multilocation Accounts and any other receivables relating to the Business (collectively, the "Accounts Receivable");

          (c) all trademarks, service marks, trade names, service names, logos and other like proprietary rights of Seller, except for those set forth on
     SCHEDULE 1.1(l);

          (d) all rights of Seller to tax refunds, however arising, relating to the Purchased Assets and the Business for taxable periods prior to and including the Closing Date;

          (e) all rights of Seller in and to all of its proprietary software, training and technical manuals and aids, handbooks, videos, sales training materials, and other proprietary materials relating generally to Seller or its company-wide operations;

          (f)  the assets set forth on Schedule 1.1(q);

          (g) the owned real property comprising the Acquired Facility identified on Exhibit A as Odessa, Texas (the "Odessa Real Estate"); and

          (h) any and all other properties, assets and rights of Seller which are not expressly listed or referred to in Section 1.1.

     1.3 CERTAIN INTELLECTUAL PROPERTY RIGHTS OF SELLER'S PREDECESSOR-IN-INTEREST. As noted in Section 1.2, except as set forth on
SCHEDULE 1.1(l), Seller is not selling pursuant to this Agreement, and expressly reserves for its own exclusive use and benefit, all right, title and interest in and to all trademarks, service marks, trade names, service names, logos and other like proprietary rights of Seller (the "Seller Proprietary Rights") including, without limitation, the Seller Proprietary Rights identified on SCHEDULE 1.3. Notwithstanding the foregoing,

          (a) As soon as practicable after the Closing Date, Purchaser shall take all reasonably necessary and prompt action, including repainting the delivery trucks utilized by the Acquired Facilities being conveyed hereunder, to ensure that the Seller Proprietary Rights and any marks, names, logos and other rights belonging to NSI or any of its related corporations (the "NSI Proprietary Rights"), including, without limitation, those NSI Proprietary Rights identified on SCHEDULE 1.3 shall no longer be used in connection with or be associated with the Business conducted at the Acquired Facilities.

          (b) Subject to Sections 1.3(b) and (c), Seller hereby grants (i) a royalty-free nonexclusive license to Purchaser to use the Seller Proprietary Rights and (ii) a royalty-free nonexclusive sublicense to Purchaser to use the NSI Proprietary Rights which have been licensed to Seller by NSI, in each case, during a period beginning on the Closing Date and which shall in no event exceed nine (9) months from the Closing Date as to the delivery trucks utilized by the Acquired Facilities being conveyed hereunder, and sixty (60) days from the Closing Date as to all other Purchased Assets utilized by the Acquired Facilities, so long as Purchaser is diligently proceeding to remove such association and undertakes reasonably necessary and prompt efforts to inform the public that Purchaser is not affiliated with Seller or NSI. The license and sublicense granted in this Section 1.3(b) shall apply to the Business conducted by all Acquired Facilities, except the Acquired Facilities (including the related service centers) located in Odessa, Texas; Abilene, Texas; and Huntington, West Virginia, and only to the extent and in the manner that the NSI Proprietary Rights and the Seller Proprietary Rights were used in the Business conducted by Seller at such Acquired Facilities prior to the Closing Date.

          (c) Seller hereby grants (i) a royalty-free nonexclusive license to Purchaser to use the Seller Proprietary Rights and (ii) subject to consent of NSI, a royalty-free nonexclusive sublicense to Purchaser to use the NSI Proprietary Rights which have been licensed to Seller by NSI, in each case, during a period beginning on the Closing Date and which shall in no event exceed nine (9) months from the Closing Date as to the delivery trucks utilized by the Acquired Facilities being conveyed hereunder, and sixty
     (60) days from the Closing Date as to all other Purchased Assets utilized by the Acquired Facilities, so long as Purchaser is diligently proceeding to remove such association and undertakes reasonably necessary and prompt efforts to inform the public that Purchaser is not affiliated with Seller or NSI. The license and sublicense granted in this Section 1.3(c) shall apply to the Business conducted by the Acquired Facilities (including the related service centers) located in Odessa, Texas; Abilene, Texas; and Huntington, West Virginia and only to the extent and in the manner that such NSI Proprietary Rights and Seller Proprietary Rights were used in the Business conducted by Seller at such Acquired Facilities prior to the Closing Date.

          (d) Purchaser shall be permitted to use tools, Inventory, Restroom Service Products and other items to which names other than those set forth on SCHEDULE 1.1(l) and derivations thereof are affixed (and cannot be removed practicably) for the remaining lives of such items.

     1.4  SUBCONTRACT AGREEMENT.

          (a) Notwithstanding anything contained in this Agreement to the contrary, with respect to those accounts serviced by the Business that are governed by a multilocation or national account agreement between NSI and the owners of such accounts and which are set forth on SCHEDULE 1.4(a) (the "NSI Multilocation Accounts"), Seller shall not assign its right, title, and interest in and to such Multilocation Linen Accounts to Purchaser, but, instead, shall assign its right, title and interest to that portion of the Subcontract Agreement between NSI and Seller dated July 14, 1997 which relates to such Multilocation Linen Accounts pursuant to a Subcontract Assignment, substantially in the form attached hereto as EXHIBIT B-1 (the "Subcontract Assignment"), pursuant to which Purchaser shall provide service to such accounts to the extent that service to such accounts constitutes a part of the Business as of the Closing Date.

          (b) Notwithstanding anything contained in this Agreement to the contrary, with respect to those accounts serviced by the Business that are governed by a multilocation or national account agreement between Seller and the owners of such accounts and which are set forth on SCHEDULE 1.4(b) (the "Seller Multilocation Accounts" and together with the NSI Multilocation Accounts, the "Multilocation Accounts"), Seller shall not assign any of its right, title, and interest in and to such agreements to Purchaser, but, instead, Purchaser and Seller will, at the Closing, enter into a Subcontract Agreement (a "Subcontract Agreement"), substantially in the form attached hereto as EXHIBIT B-2, pursuant to which Purchaser shall provide service to such accounts to the extent that service to such accounts constitutes a part of the Business as of the Closing Date.

     1.5 CERTAIN UNDERGROUND STORAGE TANKS. Seller acknowledges that it does not currently, and never did, hold title to the underground storage tanks described on SCHEDULE 1.5 hereto, and that such tanks do not constitute Purchased Assets.

                                      ARTICLE 2

                              ASSUMPTION OF LIABILITIES

     2.1 ASSUMPTION OF LIABILITIES. Subject to the terms and conditions hereof, Purchaser shall, effective at the time of Closing, assume and agree to perform the obligations of Seller set forth in clauses (a) through (g) below of this Article 2, relating exclusively to the Business and which are to be performed from and after the Closing Date (the "Assumed Liabilities"):

          (a) the performance obligations of Seller or the Business under the Contracts, provided that such performance obligations shall specifically exclude the Performance Obligations to Cure a Breach (as defined in Section 2.2(iii));

          (b) all obligations of Seller to conduct the Business from and after the Closing Date in accordance with the compliance orders described in
     SCHEDULE 2.1(b);

          (c) all obligations of Seller relating to the Hired Employees (as hereinafter defined) for the Accrued Employee Credit (as hereinafter defined), in addition to all performance obligations of Seller to withhold wages from any Hired Employee in satisfaction of any child support order, garnishment obligation or other court order, if any;

          (d) subject to Section 6.6 hereof, with respect to the Employees of the Business only, all liabilities and obligations of Seller under the Collective Bargaining Agreements (and, in connection therewith, Purchaser hereby agrees to recognize the labor organizations set forth in
     SCHEDULE 1.1(i)(vi) as the exclusive bargaining representatives of the Employees of the Business covered by the Collective Bargaining Agreements), except that Purchaser shall not be required to assume any obligations under the employee benefit plans set forth on SCHEDULE 2.1(d), which plans by their terms Purchaser cannot assume;

          (e) all liabilities for contributions with respect to the Hired Employees for periods after the Closing Date, pursuant to the Collective Bargaining Agreements described herein and payable to the "multiemployer plans" (as defined under Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) described on
     SCHEDULE 2.1(e) to which the Seller makes contributions on behalf of the Employees of the Business; PROVIDED, HOWEVER, that such liabilities do not include any currently existing "withdrawal liability" (as described in Section 4201 of ERISA) of Seller that is owing to any of such plans as a result of events occurring prior to the Closing Date;

          (f) from and after July 14, 2001, but subject to Section 6.4 of this Agreement, all liabilities and obligations of the Business for environmental liabilities related to activities or conditions that precede the Closing Date and which are unknown as of July 14, 2001, to the extent that such activities or conditions occur or exist within the legal property boundaries of an Acquired Facility; PROVIDED, HOWEVER, that Seller shall at all times remain liable for any environmental liability that both: (1) arises out of Seller's ownership of the Business prior to the Closing Date; and (2) relates to off-site remediation obligations, liability under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund"), 42 U.S.C. 9601 ET SEQ., or similar liability, except to the extent that Purchaser's activities contributed to such environmental liability.

     2.2 LIABILITIES NOT ASSUMED. Purchaser shall not assume, nor shall it agree to pay, perform or discharge any liability or obligation of Seller which is not expressly listed or referred to in Section 2.1 (the "Excluded Liabilities"), which Excluded Liabilities shall include, without limitation, (i) all liabilities in connection with any outstanding litigation that is related to the Business or the Purchased Assets, (ii) all liabilities in connection with any litigation filed after the date hereof that relate to activities or conditions on or prior to the Closing Date, except to the extent Purchaser has continued or contributed in any way to the activities which are the subject of such litigation in which case the Damages resulting from Purchaser's pro rata contribution to such activities shall be a Seller Loss (as defined in Section 13.3), (iii) all accounts payable of the Business as of the Closing Date, (iv) any performance obligations of Seller or the Business to cure a breach of any of the Real Property Leases, Contracts with customers of the Business whose average weekly revenues exceed $1,000 a week or more, Personal Property Leases or Other Contracts (a "Performance Obligation to Cure a Breach"), and (v) except as provided in Sections 3.11(a) and 3.11(b), all liabilities for Taxes (as defined below) attributable to Seller for any taxable period on or before the Closing Date, including without limitation any Taxes of Seller, or deficiencies in Taxes or claims for Taxes against Seller, that could become a liability of, or that could be assessed or collected against, Purchaser as a result of or after the transfer of assets contemplated by this Agreement. For purposes of this Section 2.2, "Taxes" shall include (x) any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profit tax, custom duty or other tax of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) and (y) any liability for the payment of any amount of the type described in clause (x) as a result of being a member of an affiliated or combined group.

                                      ARTICLE 3

                                    PURCHASE PRICE

     3.1 PURCHASE PRICE. Subject to the terms and conditions contained herein, in addition to Purchaser's assumption of the Assumed Liabilities, Purchaser agrees to pay a purchase price (the "Purchase Price") for the Purchased Assets in an amount equal to the total of: (a) Seventy-Four Million Eight Hundred Thirty Thousand Dollars ($74,830,000) (the "Base Price") subject to adjustment as provided in Section 3.3, plus (b) Seller's cost of the New Inventory as of the Closing Date, determined in accordance with Section 3.4 below; plus (c) the book value of the Prepaid Items as of the Closing Date; minus (d) the accrued wages, bonuses and commissions, earned and accrued vacation for the Hired Employees as of the Closing Date and vested sick pay for the Hired Employees subject to Collective Bargaining Agreements as of the Closing Date (the "Accrued Employee Credit").

     3.2 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid to Seller as follows:

          (a) At the Closing, Purchaser shall assume the Assumed Liabilities pursuant to Article 2 above and shall pay Seller an amount (the "Cash Purchase Price") equal to the total of: (i) the Base Price, plus (ii) the estimated value of the New Inventory, plus (iii) the estimated book value of the Prepaid Items, minus (iv) the estimated amount of the Accrued Employee Credit. With respect to the estimated amounts described in the foregoing clauses (ii) through (iv) in the immediately preceding sentence, Seller and Purchaser agree to jointly estimate at least one week prior to the anticipated Closing Date a reasonable amount to be credited against the Base Price at Closing.

          (b) Within fifteen (15) days after the Closing Schedules and the Adjustment Schedule (as such terms are defined in Sections 3.5 and 3.3 below) become final in accordance with Section 3.6 below, (i) if the net amount payable for the New Inventory, and the Prepaid Items, less the Accrued Employee Credit, as reflected on the Closing Schedules, plus or minus (as appropriate) the final value of the Rental Revenue Adjustment (as defined in Section 3.3 below) exceeds the net amount paid (or credited) for such items in the Cash Purchase Price, then Purchaser shall pay Seller the difference between such amounts, or (ii) if the net amount payable for the New Inventory, and the Prepaid Items, less the Accrued Employee Credit, as reflected on the Closing Schedules, plus or minus (as appropriate) the final value of the Rental Revenue Adjustment is less than the net amount paid (or credited ) for such items in the Cash Purchase Price, then Seller shall pay Purchaser the difference between such amounts.

     3.3  RENTAL REVENUE ADJUSTMENT.

          (a) Subject to the terms of this Section 3.3, if the Actual Average Weekly Revenue (as defined below in this Section 3.3) varies from the Base Average Weekly Revenue (as defined below in this Section 3.3) the Base Price shall be adjusted as provided herein (the "Rental Revenue Adjustment"). If the variance between the Actual Average Weekly Revenue and the Base Average Weekly Revenue is less than one percent of the Base Average Weekly Revenue then no adjustment to the Base Price shall be made. If the Actual Average Weekly Revenue exceeds the Base Average Weekly Revenue by one percent or more of the Base Average Weekly Revenue, then the Base Price shall be increased by the amount of the excess of such variance over such one percent figure multiplied by 40. If the Base Average Weekly Revenue exceeds the Actual Average Weekly Revenue by at least one percent of the Base Average Weekly Revenue, then the Base Price shall be decreased by the amount of excess of such variance over such one percent figure multiplied by 40.

          (b) As soon as possible after the end of the Measuring Period, but in no event less than five (5) days before Closing, Seller shall deliver to Purchaser a Schedule showing Seller's calculation of any rental revenue adjustment hereunder, with appropriate supporting back-up detail (the "Adjustment Schedule") and Purchaser shall have the right to inspect all invoices and any of Seller's internal work papers relating to the determination and preparation of the Adjustment Schedule.

          (c) For purposes of this Section 3.3, the following definitions apply:

               (i) "Base Average Weekly Revenue" means an amount equal to $1,511,000;

               (ii) "Actual Average Weekly Revenue" means the sum of gross sales volume for service to customers of the Business of the Acquired Facilities during the Measuring Period calculated using the same methodology used in the Unaudited Income Statements to calculate gross sales volume, excluding the Excluded Amounts, divided by eight (8).

               (iii) "Excluded Amounts" means with respect to any sales to customers of the Business during the Measuring Period amounts derived from (1) applicable credits, (2) taxes, (3) merchandise loss and abuse charges, (4) deposits, and (5) direct sales.

               (iv) "Measuring Period" means the period of eight consecutive calendar weeks commencing on the opening of business on February 23, 1998 and ending at the close of business on April 17, 1998.

     3.4 NEW INVENTORY PROCEDURES. Representatives of Seller and Purchaser shall take a physical inventory of the New Inventory as of the Closing Date. Such physical inventory will be recorded in duplicate books, each of which the representatives of Seller and Purchaser shall sign. The New Inventory shall be valued at Seller's latest invoice cost, net of discounts but inclusive of freight, based on Seller's most recent invoices. Any dispute as to the grade or value of New Inventory items, shall be as determined by Seller and Purchaser based upon their good faith negotiation.

     3.5 ACCOUNTS RECEIVABLE. It is specifically understood and agreed that Purchaser is not purchasing any accounts, notes, and other receivables of Seller. However, at or as soon as practicable after the Closing, Seller will provide Buyer with a statement of Accounts Receivable related to the Business outstanding as of the Closing Date (the "Closing Receivables"). Purchaser agrees that for a period of ninety (90) days after the Closing Date (the "Collection Period"), it will use its good faith, best efforts, consistent with Seller's past practices, to collect the Closing Receivables, provided that Purchaser shall not be obligated to bring any legal action to collect the Closing Receivables. During the Collection Period, Seller shall refrain from any efforts to collect such Closing Receivables, unless Purchaser does not make a good faith effort to attempt such collections. All payments received from customers having a Closing Receivable shall be applied to such customer's oldest Closing Receivable unless otherwise designated in writing by such customer, or, if not so designated or the account is in dispute, the amount received from a customer shall be applied pursuant to written instructions obtained by Purchaser from the customer. Purchaser will on a daily basis deposit the collections received by each Acquired Facility into Seller's bank account for such Acquired Facility as designated on SCHEDULE 3.5. On a bi-monthly basis Purchaser shall provide Seller with a Schedule indicating the aggregate collections of Closing Receivables by each Acquired Facility, the amount collected on each Closing Receivable at each Acquired Facility, the invoice to which each collection relates and the outstanding amount of each Closing Receivable as of the date of the Schedule after application of all collections.
Purchaser shall, at the end of the Collection Period, transfer to Seller all records of any uncollected Closing Receivables; provided that Purchaser may at its option purchase any Closing Receivables not collected during the Collection Period for an amount equal to the unpaid balance thereof (the "Retained Receivables"). Thereafter, any collections received by Purchaser with respect to Closing Receivables other than Retained Receivables shall be remitted to Seller on a bi-weekly basis.

     3.6 CLOSING SCHEDULES. Within forty-five (45) days after the Closing Date, Seller shall deliver to Purchaser the following schedules (the "Closing Schedules"), in each case as of the Closing Date: (i) a schedule of New Inventory and Seller's latest invoice cost therefor, net of discounts, but inclusive of freight; (ii) a schedule of the Prepaid Items; and (iii) a schedule of the Accrued Employee Credit.

     3.7  DISPUTE RESOLUTION.

          (a) Purchaser and its representatives and accountants, at Purchaser's expense, shall have the right to review Seller's complete internal audit work papers or other back-up detail and substantiation relating to the Closing Schedules and the Adjustment Schedule until such time as the Closing Schedules and the Adjustment Schedule become final as provided herein.

          (b) Purchaser shall notify Seller in writing of any disputes to the Closing Schedules and the Adjustment Schedule within thirty (30) calendar days following Purchaser's receipt of all of the Closing Schedules (the "Review Period"). The parties shall attempt to resolve any such disputes through good faith negotiations within thirty (30) calendar days following the delivery of Purchaser's written notice thereof to Seller. If any differences are not resolved by agreement of representatives of Seller and Purchaser during the Review Period, such differences shall be submitted by any affected party for resolution to the Chicago, Illinois office of Price Waterhouse LLP. The determination of such independent accounting firm shall be set forth in a written report delivered to the parties and shall be final and binding upon all parties. Seller and Purchaser shall each be responsible for one-half of the fees of any such independent accounting firm employed pursuant to this paragraph.

     3.8 METHOD OF PAYMENT. Any amounts payable hereunder shall be paid by wire transfer of immediately available funds to an account designated by the intended recipient or otherwise as indicated. Any amounts payable under Section
3.2 shall include interest on such amounts from the Closing Date to the date of such payment at a rate per annum equal to eight percent (8%).

     3.9 EXCLUSIVE REMEDY. Notwithstanding anything in this Agreement to the contrary, the dispute resolution and remedy provisions set forth in this Article 3 shall constitute the sole and exclusive remedy of the parties hereto with respect to the matters covered by this Article 3.

     3.10 ALLOCATION OF PURCHASE PRICE. Each party hereto agrees to report to the Internal Revenue Service such information concerning the allocation of Purchase Price as may be required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). Each party agrees that, for purposes of completing and filing Form 8594 for federal income tax purposes, such allocation will be determined by first allocating the Purchase Price among the tangible Purchased Assets according to their fair market values, as such values are mutually agreed upon by Seller and Purchaser, and second, by allocating the Purchase Price among the intangible Purchased Assets. Neither Purchaser, nor Seller will voluntarily take any position inconsistent therewith upon examination of their respective federal tax return, in any claim, in any litigation or otherwise with respect to such tax return. In the event the parties are unable to reach agreement on any determination of fair market value required under Section 1060 of the Code, the parties agree that the mechanism set forth in Section 3.7 hereof shall control resolution of any such disagreement.

     3.11 SALES TAXES; PROPERTY TAXES; EXPENSES.

          (a) Notwithstanding anything in this Agreement to the contrary, Purchaser shall pay all state and local sales and use taxes (if any), transfer taxes and documentary stamp taxes (collectively all such taxes are referred to in this Section 3.11(a) as "Transfer Taxes") associated with the sale and conveyance of the Purchased Assets pursuant to this Agreement in an amount not to exceed $160,000. To the extent the aggregate Transfer Taxes exceed $160,000, Seller shall pay such excess.

          (b) State and local real and personal property taxes, including any utility, water and sewer charges at the Acquired Facilities shall be prorated between Seller and Purchaser as of the Closing Date on the basis of the tax bills payable during the year of the Closing or, as applicable, utility bills for the billing period including the Closing Date.
     Purchaser shall pay the full amount of such taxes and utility charges upon receipt of any such bills after the Closing Date, and Seller, within 30 days of notice from Purchaser, will reimburse Purchaser for the amount of Seller's pro rata share of such taxes and utility charges.

          (c) Purchaser will pay the fees and expenses incurred with respect to obtaining any environmental reports, surveys or title work obtained at the direction of Purchaser on or prior to the Closing that is in addition to the Phase I Reports (as defined in Section 4.11 below) for the Real Property (as defined in Section 4.5 below), the Surveys (as defined in Section 4.5 below) and the Title Commitments (as defined in Section 4.5 below) including, but not limited to, recording fees (exclusive of transfer taxes and documentary stamp taxes, if any), special assessments associated with the

     Purchased Assets or the Business, and any title insurance premiums due in connection with any title policy which Purchaser determines to obtain and any costs associated with any title endorsements which Purchaser determines to obtain.

          (d) All filing fees payable with respect to the filings to be made by Purchaser and Seller under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall be paid by Purchaser.

          (e) Except as otherwise expressly provided in this Agreement, Seller and Purchaser shall each pay their own respective costs and expenses in connection with this Agreement and the transactions contemplated by this Agreement, including any finder's fees or brokerage or other commission arising by reason of any services rendered or alleged to have been rendered to such party in connection with this Agreement or the transactions contemplated herein.


                                      ARTICLE 4

                           REPRESENTATIONS AND WARRANTIES

     Each of G&K Linen, G&K Co and G&K, hereby represent and warrant to Purchaser, jointly and severally, that, except as set forth in the Disclosure Schedule delivered by Seller to Purchaser on the date hereof (the "Disclosure Schedule"):

     4.1  ORGANIZATION AND AUTHORITY.

          (a) G&K Linen, G&K Co and G&K are corporations duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation; and G&K Linen, G&K Co and G&K each have the requisite power to own, operate, use or lease the Purchased Assets and to conduct the operations of the Business as presently being conducted. Each of G&K Linen, G&K Co and G&K is qualified or otherwise authorized to transact business as a foreign corporation in each other jurisdiction in which the nature of the Business requires such qualification.

          (b) Each of G&K Linen, G&K Co and G&K has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement by each of G&K Linen, G&K Co and G&K and the performance by them of their respective covenants and agreements hereunder have been duly authorized by all necessary corporate and stockholder action on their part. This Agreement has been duly executed and delivered by each of G&K Linen, G&K Co and G&K and constitutes the valid and binding obligation of each enforceable against each of G&K Linen, G&K Co and G&K in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

     4.2 FINANCIAL INFORMATION. SCHEDULE 4.2(a) of the Disclosure Schedule contains the statements of revenues and operating expenses for the nine-month period ended March 28, 1998 (the "Unaudited Income Statements"). The Unaudited Income Statements (i) are correct and complete in all material respects,
(ii) have been prepared from the books and records of Seller with respect to the Business, and (iii) have been prepared in all material respects in accordance with generally accepted accounting principles consistently applied, except (A) the Unaudited Income Statements have no footnotes, and (B) the Unaudited Income Statements are subject to normal year-end adjustments.

     4.3 COMPLIANCE WITH OTHER INSTRUMENTS AND LAW. The execution and delivery of this Agreement by each of G&K Linen, G&K Co and G&K and the performance by each of their obligations hereunder will not: (a) conflict with or result in any violation of the Articles of Incorporation or Bylaws of G&K Linen, G&K Co or G&K, (b) conflict with or result in (i) a breach of any material agreement or instrument to which G&K Linen, G&K Co or G&K is a party and which is required to be identified on any schedule delivered by any of such entities pursuant to this Agreement (except with respect to any requirement for consent to the assignment of any such agreement or instrument) or (ii) to the knowledge of Seller, result in any violation of any material federal, state or local law, regulation, ordinance or administrative order or any judgment or decree, applicable to G&K Linen, G&K Co or G&K and affecting the operation of the Business or the Purchased Assets; or (c) result in the creation of any material lien, charge or encumbrance of any kind or nature upon any of the Purchased Assets.

     4.4  TITLE TO ASSETS.   G&K Linen, G&K Co or G&K has good and marketable
title to the Real Property owned by it and has good and valid title to each other asset constituting the Purchased Assets, free and clear of any security interest, mortgage, pledge, lien, charge, encumbrance, right of way, easement or adverse claim of any kind or nature, except (i) liens for current taxes not yet due and payable; and (ii) the imperfections of title, restrictions, easements, encroachments or encumbrances described in SCHEDULE 4.4 of the Disclosure Schedule (collectively, the "Permitted Encumbrances"). Upon consummation of the transactions contemplated by this Agreement, Seller will have sold, assigned, transferred and conveyed to Purchaser, free and clear of all liens, charges or encumbrances, other than Permitted Encumbrances, all of the Purchased Assets, which together with the assets described in the Transition Services Assignment (as defined in Section 12.1) and the G&K Transition Services Agreement (as defined in Section 12.1) constitute all assets presently and [primarily] used in the operation of the Business as it is currently being operated by Seller.

     4.5 REAL PROPERTY. There is listed on (i) SCHEDULE 1.1(b) a description of all real property (other than the Odessa Real Estate) owned by G&K Linen, G&K Co or G&K and that is used exclusively in the Business (the "Owned Real Property") including the location of each parcel of Owned Real Property, the record owner thereof, the legal description thereof and a brief description of the nature of the activities of the Seller on such Owned Real Property, (ii) SCHEDULE 1.1(i)(iii) a description of all lease agreements under which G&K Linen, G&K Co or G&K is lessor of portions of the Real
Property, and (iii) SCHEDULE 1.1(i)(iv) a description of all lease and sublease agreements (the "Real Property Leases") used by G&K Linen, G&K Co or G&K exclusively in the Business (the "Leased Real Property" and the Leased
Real Property and the Owned Real Property are referred to herein collectively as the "Real Property"). True and complete copies of the Real Property
Leases have been delivered to Purchaser, including all amendments, supplements and modifications thereof. Seller has delivered to Purchaser copies of the Lawyers Title Insurance Corporation Title Policies listed on
SCHEDULE 4.5 (the "Title Policies") with respect to the Owned Real Property and a copy of the surveys of the Owned Real Property listed on SCHEDULE 4.5
(the "Survey").  Except as indicated on SCHEDULE 4.5:

          (a) Each Real Property Lease is a legal, valid and binding obligation of the Seller, and, to the knowledge of the Seller, each other party thereto, enforceable against each such party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity. There does not exist under any such Real Property Lease any material default or any event which with notice or the lapse of time or both would constitute a material default thereunder against Seller, and to Seller's knowledge, against the other parties thereto;

          (b) The transfer of the Purchased Assets contemplated by this Agreement will not result in any default, penalty or modification to any Real Property Lease, nor will any consent thereto be required, except as set forth on SCHEDULE 4.12;

          (c) None of the structures or improvements on the Owned Real Property encroaches upon real property of another person, and no structure or improvement of any other person substantially encroaches upon any of the Real Property, except those encroachments identified as a Permitted Encumbrance; and

          (d) To the knowledge of Seller, there are no other matters affecting the Real Property pending, or, threatened, which, would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition or results of operations of the Business or the Purchased Assets, taken as a whole ("Material Adverse Effect").

     4.6 PERSONAL PROPERTY LEASES. There is listed in SCHEDULE 1.1(i)(v) a description of any leases relating to each item of tangible personal property leased by G&K Linen, G&K Co or G&K for use exclusively in the operation of the Business and having rental payments in excess of $25,000 annually (the "Personal Property Leases"). All Personal Property Leases are valid, binding and enforceable against Seller, and to Seller's knowledge, against the other parties thereto, in accordance with their respective terms and there does not exist under any such Personal Property Lease any material default or any event which with notice or the lapse of time or both would constitute a material default thereunder against Seller, and to Seller's knowledge, against the other parties thereto. True and complete copies of the Personal Property Leases have been made available to Purchaser, including all amendments supplements and modifications thereof.

     4.7 INTELLECTUAL PROPERTY. There is listed in SCHEDULE 1.1(l) a description of the Intellectual Property owned by each of G&K Linen, G&K Co or G&K and used exclusively in the Business which are material to the Business (the "Intellectual Property"). Each of G&K Linen, G&K Co and G&K either owns the entire right, title and interest in, to and under, or has acquired in connection with the acquisition of equipment or inventory an implied license to use, the Intellectual Property in connection with the conduct of the Business in the manner presently conducted, and to the knowledge of Seller, no written notice has been received that such use conflicts with, infringes upon or violates any rights of any other person, firm or corporation.

     4.8 LITIGATION. With respect to the Business or the Purchased Assets, no actions, suits, proceedings, orders or investigations are pending or, to the knowledge of Seller, threatened in writing against G&K Linen, G&K Co or G&K which would reasonably be expected to have a Material Adverse Effect or which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise seek to prevent Seller from complying with the terms and provisions of this Agreement.

     4.9  LABOR AND EMPLOYMENT AGREEMENTS.  SCHEDULE 1.1(i)(vi) identifies
(i) each Collective Bargaining Agreement; and (ii) Schedule 4.9 identifies each written agreement, providing an Employee of the Business with rights to employment, compensation or benefits related thereto (other than agreements with any Employee of the Business covered by a Collective Bargaining Agreement and other than benefits under Welfare Plans or Retirement Plans as defined in Section 4.10 below). Seller is not, and to Seller's knowledge, no other party to any such agreement is in default with respect to any material term or condition thereof, nor, to Seller's knowledge, has any event occurred which through the passage of time or notice, or both, would constitute a material default thereunder by Seller or any other party to such agreement, or would cause the acceleration of any material obligation of Seller or any other party to such agreement. Seller has delivered to Purchaser true and complete copies of all written agreements identified in SCHEDULE 4.9. Except as set forth in SCHEDULES 1.1 (i)(vi) and SCHEDULE 4.9:

          (a) Since July 14, 1997, no unfair labor practice complaint has been brought or, to Seller's knowledge, threatened, against Seller with respect to any Hired Employees, former employees of the Business or labor organization with respect to the Business, before any federal, state or local agency, no labor strike affecting Seller has been brought nor, to Seller's knowledge, is threatened, and no grievance has been brought since July 14, 1997 that rises to step 3 or 4 of the relevant grievance procedure, and to Seller's knowledge no basis for any such unfair labor practice complaint exists which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

          (b) Since July 14, 1997, no organization or representation petition has been filed or, to Seller's knowledge, threatened, respecting the Employees of the Business, and no such proceeding has been brought since July 14, 1997; and

          (c) Since July 14, 1997, no arbitration proceeding arising out of or under any Collective Bargaining Agreement has been brought or, to Seller's knowledge, is threatened with respect to the Employees of the Business, and no basis for any such proceeding exists which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

     4.10 PENSION AND WELFARE PLANS.

          (a) Attached hereto as SCHEDULE 4.10(a) of the Disclosure Schedule is a list of each group life insurance, disability, medical, dental, severance pay and other plan that is an "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) currently maintained or contributed to by Seller for the Employees of the Business (each a "Welfare Plan").

          (b) SCHEDULE 4.10(b) of the Disclosure Schedule lists each deferred profit sharing, deferred compensation and pension plan (including without limitation each multiemployer plan defined under Section 4001(a)(3) of ERISA) that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) currently maintained or contributed to by Seller for the Employees of the Business (each a "Retirement Plan").

          (c) Seller has delivered to Purchaser true and complete copies of the plan documents for each Welfare Plan and each Retirement Plan, as amended to date (other than with respect to plan documents for a multiemployer plan defined in Section 4001(a)(3) of ERISA).

          (d) The only "single employer plans" (as defined in Section 4001(a)(15) of ERISA) sponsored by the Seller are the Retirement Plans listed in Schedule 4.10(b) of the Disclosure Schedule, other than the Retirement Plans identified therein as "multiemployer plans." Neither Seller, nor its ERISA Affiliates sponsors any other single employer plan as defined above.

          (e) The only "multiemployer plans" (as defined in Sections 3(37) and 4001(a)(3) of ERISA) that Seller or any of its ERISA Affiliates sponsors or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute, with respect to the Employees of the Business are the Retirement Plans identified as "multiemployer plans" in Schedule 4.10(b) of the Disclosure Schedule.

          (f) Purchaser shall not become responsible for any obligation of Seller to provide any parachute payment as defined in Section 280G of the Code, or provide any severance, termination allowance or similar payments as a direct result of the transactions contemplated by this Agreement, except for any obligation under a Collective Bargaining Agreement described herein and except for Purchaser's obligation to provide the severance benefits set forth on
     SCHEDULE 7.2(B) hereto.

          (g) Seller is not obligated to provide health care benefits of any kind to former Employees of the Business who have retired, whether such obligation would be pursuant to any Welfare Plan or any agreement or understanding, other than as required by applicable law, to the extent any such obligation could become an obligation of the Purchaser, except for any such obligation incurred under a Collective Bargaining Agreement described herein.

     4.11 ENVIRONMENTAL MATTERS. Seller has delivered to Purchaser those Phase I Environmental Assessment Reports of the Real Property from Rindt-McDuff Associates, Inc., listed on SCHEDULE 4.11 (the "Phase I Report"). Except as disclosed in the Phase I Report or on SCHEDULE 4.11 of the Disclosure Schedule:

          (a) With respect to the Business, (i) Seller is not aware of any citation, inquiry, notice or request by any governmental authority indicating that the Business is in violation or that alleges any violation of any applicable Environmental Laws (in this Section 4.11 below) in any material respect; (ii) to Seller's knowledge, Seller is in material compliance with all other applicable limitations, restrictions, conditions and prohibitions contained in any Environmental Laws; (iii) to Seller's knowledge, Seller is not subject to or bound by any consent decree or order concerning the operation of the Business or any of the Purchased Assets with respect to environmental matters or the cleanup of hazardous materials under any applicable Environmental Law; and (iv) to Seller's knowledge, Seller is in compliance, in all material respects, with the compliance orders described in SCHEDULE 2.1(b).

          (b) No hazardous materials have been generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Real Property by Seller, or to Seller's knowledge, any prior owner or occupier of the Real Property, nor has any activity been undertaken on the Real Property by Seller, or to Seller's knowledge, any prior owner or occupier of the Real Property, that has caused any of the following: (i) the Real Property to become a permitted treatment, storage or disposal facility within the meaning of the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 ET SEQ., or any similar state law or local ordinance, (ii) a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants from the Real Property within the ambit of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C.
     Section 9601-9657, as amended) or any similar state law or local ordinance, or (iii) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters or the discharge into the air of any emissions, that would require a permit under the Federal

     Water Act, 33 U.S.C. Section 1251 ET SEQ., or the Clean Air Act, 42 U.S.C.
     Section 7401 ET SEQ., or any similar state law or local ordinance.

          (c) To Seller's knowledge, with respect to each Acquired Facility, there currently are no above ground or underground tanks located under, in or about the Real Property. The storage tanks listed on SCHEDULE 4.11 have been duly registered with all appropriate regulatory and governmental bodies and are each otherwise in compliance in all material respects with applicable Environmental Laws.

          (d) As used in this Section 4.11 (only), "Environmental Laws" means any statute, law, code, ordinance, rule, judgment, decree, order or regulation of any federal, state, local or other governmental agency or court which has applicability to the Business or Purchased Assets and exists on the Closing Date relating to: (i) the emission of pollutants into the atmosphere, (ii) the discharge of pollutants into the water or the ground water, (iii) the disposal of solid or hazardous waste, or (iv) the release of hazardous materials into the environment (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium or the ambient air.") As used in this Agreement "hazardous materials" means any waste, pollutant, substance, by-product or other material regulated under the CERCLA, RCRA or other federal environmental law, rule or regulation (or similar state or local law, rule or regulation) as well as any petroleum or petroleum-derived substance or waste.

     4.12 CONSENTS. There are no consents, approvals or other authorizations of, orders or notifications of, registrations, declarations or filings with, any governmental or judicial authority (other than as required pursuant to the HSR
Act), or consents, approvals, authorizations or notifications of any other third party pursuant to (i) the Real Property Leases, (ii) the Personal Property Leases, (iii) the Other Contracts (as defined in Section 4.13 below); or (iv) the Collective Bargaining Agreements which are required in connection with the valid execution, delivery or performance of this Agreement by G&K Linen, G&K Co or G&K and the consummation by such entities of the transactions contemplated hereby, other than those consents, approvals, authorizations, orders, notifications, registrations, declarations or filings the failure to obtain or make which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     4.13 OTHER CONTRACTS.  Attached hereto as SCHEDULE 4.13 of the Disclosure
Schedule is a true and complete list of the Contracts (other than the Real Property Leases, Contracts with customers of the Business, the Personal Property Leases, employment agreements, and purchase orders issued in the ordinary course of the Business) which require a payment to or a payment from G&K Linen, G&K Co or G&K of $50,000 per year or more (collectively, the "Other Contracts").

          Except as set forth on SCHEDULE 4.13:

          (a) True and complete copies of the Other Contracts have been made available, to Purchaser prior to the date hereof, including all amendments supplements and modifications thereof; and

          (b)  (i) all of the Other Contracts are in full force and effect;
     (ii) to Seller's knowledge, Seller has performed in all material respects all of the obligations required to be performed by it under the Other Contracts; (iii) neither Seller nor, to Seller's knowledge, any of the other parties to the Other Contracts are in default in any material respect which, under the terms of such Other Contracts, constitutes an event of default; (iv) to Seller's knowledge, there is no existing state of facts that would give rise, by the passage of time or the giving of notice, to an event of default thereunder; and (v) the Other Contracts are assignable to Purchaser without such assignment constituting an event of default thereunder, except where such event of default would not have a Material Adverse Effect.

     4.14 LICENSES AND PERMITS. To Seller's knowledge, Seller has obtained all material licenses, permits, franchises, approvals and governmental authorizations (collectively the "Licenses and Permits") required in the operation of the Business. Except for such Licenses and Permits, no other material licenses, permits, franchises, approvals or governmental authorizations are required for Seller or the operation of the Business. Except as set forth on SCHEDULE 4.14, (i) all Licenses and Permits are in full force and effect;
(ii) Seller is performing in all material respects all obligations required to be performed by it to date under any Licenses and Permits; (iii) Seller is not in default in any material respect under any Licenses or Permits or the laws, regulations and requirements of the licensing and permit authorities; and
(iv) all such Transferable Permits, to the extent assignable, will be assigned to Purchaser on the Closing Date.

     4.15 INVENTORY. Except as disclosed in Schedule 4.15, the New Inventory included among the Purchased Assets is new, good and merchantable, has never been laundered or used in any manner whatsoever and is useable or saleable, as the case may be, in the ordinary course of business, and the quantities of all New Inventory are reasonable and warranted in the present circumstances of the Business.

     4.16 APPLICABLE LAW.  To Seller's knowledge, except as set forth in
SCHEDULE 4.16, the operation of the Business has not violated and does not violate any Applicable Law (as defined in this Section 4.16), except for any violation the existence of which would not, either individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect. As used in this Agreement, "Applicable Law" shall mean any statute, law, ordinance, regulation, order or rule of any federal, state, local or other governmental agency which has applicability to the Business and exists on the Closing Date.

     4.17 BROKERS. No finder, broker, agent or other intermediary has acted for or on behalf of Seller in connection with the negotiation or consummation of this Agreement or the transactions contemplated hereby.

     4.18 CUSTOMER CONTRACTS. At least 85% of the customers of the Business whose average weekly revenues exceed $1,000 during the Measuring Period are being serviced under written customer service agreements or purchase orders, and such agreements and purchase orders are in all material respects in full force and effect.

     4.19 GENERAL WARRANTIES. Neither this Agreement, any of the Exhibits hereto, any Schedule or any of the other documents delivered by or on behalf of Seller pursuant to Article 10 contain any untrue statement of a material fact regarding Seller or the Business or any of the other matters dealt with in this
Article 4 or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                      ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Parent and Purchaser jointly and severally hereby represent and warrant to Seller as follows:

     5.1  ORGANIZATION AND AUTHORITY.

          (a) Parent and Purchaser are each corporations or partnerships duly incorporated, validly existing and in good standing under the laws of the states of their respective incorporation or formation. Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and perform their respective obligations hereunder.

          (b) The execution and delivery of this Agreement by each of Parent and Purchaser, and the performance by them of their respective obligations hereunder, have been duly authorized by all necessary corporate or partnership action on their part. This Agreement has been duly executed and delivered by each of Parent and Purchaser and constitutes a valid and binding obligation of each, enforceable against them in accordance with its terms, enforceable against each of Parent and Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity..

     5.2 COMPLIANCE WITH OTHER INSTRUMENTS. The execution and delivery of this Agreement by Parent and Purchaser and the performance by Parent and Purchaser of their respective obligations hereunder will not (a) conflict with or result in any violation of the charter documents or partnership agreement or bylaws of Purchaser or (b) conflict with or result in a breach of (i) any material agreement or instrument to which Parent or Purchaser is a party or (ii) result in any violation of any material federal, state or local law, regulation, ordinance or administrative order or any judgment or decree, applicable to Parent or Purchaser.

     5.3 BROKERS. Except as disclosed on SCHEDULE 5.3, no finder, broker, agent or other intermediary has acted for or on behalf of Purchaser in connection with the negotiation and consummation of this Agreement or the transactions contemplated hereby.

     5.4 FINANCING. Purchaser has the ability to and intends to finance the Purchase Price with cash on hand and utilization of existing or new credit facilities. Any such financing is not a condition to Purchaser's obligations under this Agreement.

     5.5 INSPECTION OPPORTUNITY. Parent and Purchaser acknowledge that they and their officers, directors, employees and authorized agents have been given an opportunity to examine such instruments, documents, physical assets and other information relating to Seller and the Business as they have deemed necessary or advisable in order to make an informed decision relating to the purchase of the Purchased Assets pursuant to this Agreement and its suitability as an investment for Purchaser. Parent and Purchaser are experienced with the type of business conducted by Seller and capable of evaluating the merits and risks of the investment represented by the acquisition of the Purchased Assets.

                                      ARTICLE 6

                                 COVENANTS OF SELLER

     Seller covenants and agrees with Purchaser as follows:

     6.1 CONDUCT OF BUSINESS; PERFORMANCE. Between the date hereof and the Closing Date, Seller shall, except as otherwise specifically consented to in writing by Purchaser, conduct the operations of the Business in the ordinary course. Without limiting the generality of the foregoing sentence, from the date hereof until the Closing Date, Seller will:

          (a) Use reasonable best efforts to preserve the Purchased Assets, and the good will of suppliers and customers of the Business;

          (b) Maintain its books and records with respect to the Business in a manner consistent with past practice;

          (c) Not sell, transfer, dispose of or abandon any material portion of the Purchased Assets;

          (d) Not permit any of the Purchased Assets to become subject to any mortgage, charge or encumbrance, except Permitted Encumbrances;

          (e) Not modify or amend any Real Property Lease or Other Contract or waive or assign to any third party any of its rights under any such Real Property Lease or Other Contract;

          (f) Not effect any increase in compensation for the management-level Employees of the Business, except in the ordinary course of business and consistent with past practice; and

          (g) Except in accordance with the parameters set forth on SCHEDULE 6.1(g), not enter into, modify or amend any Collective Bargaining Agreement with any employees of the Business without the prior consent of Purchaser which consent will not be unreasonably withheld.

     6.2 HSR ACT FILING. Seller shall promptly make any filing required under the HSR Act relating to this transaction and shall use its best efforts to respond promptly to any request for additional information under the HSR Act.

     6.3 ACCESS AND INFORMATION. Seller shall permit Purchaser and Purchaser's counsel, accountants and other representatives full access upon reasonable notice during normal business hours to all the properties, assets, books, records, agreements, commitments and other documents of Seller concerning the Business or the Purchased Assets; provided, however, that such access shall not interfere with the operation of the Business. Seller shall furnish to Purchaser and its representatives all available information with respect to the Purchased Assets as Purchaser may reasonably request.

     6.4  DISCHARGE OF ENVIRONMENTAL LIABILITIES.

          (a) Seller shall indemnify and hold harmless Purchaser from, against and in respect of, any and all:

          (i) Environmental Liabilities (as defined in this Section 6.4) identified on Schedule 6.4 to this Agreement; or

          (ii) Environmental Liabilities related to activities or conditions that precede the Closing Date and which are known on or prior to July 14, 2001 as identified by Purchaser in a notice submitted to Seller with a copy to NSI pursuant to Section 6.4(b) of this Agreement at any time on or before July 14, 2001.

          (b) If Purchaser believes that it is entitled to indemnification pursuant to Section 6.4(a), Purchaser shall give Seller, with a copy to NSI, written notice of such environmental indemnification claim within twenty (20) Business Days from the date Purchaser first becomes aware of such claim pursuant to the notice provisions of Section 14.5 of this Agreement. Any such notice shall set forth in reasonable detail and, to the extent then known, the basis for such claim for indemnification. The failure of Purchaser to give notice of any claim for indemnification within such twenty (20) Business Day period, shall not adversely affect Purchaser's right to indemnity hereunder except to the extent that (i) such failure adversely affects the right of Seller or NSI to assert any reasonable defense to such claim, or (ii) such failure has any adverse impact on Seller or NSI including without limitation increasing the costs of discharging any Environmental Liability; provided, however, that claims made under Section 6.4(a)(ii) must be made on or before July 14, 2001.

          (c) In response to a claim for indemnification made by Purchaser pursuant to Section 6.4(a)(ii), Seller shall promptly but in no event more than twenty (20) Business Days deliver to Purchaser written notice acknowledging receipt of Purchaser's notice of claim, and setting forth the time required and any further information needed for Seller to investigate the claim. Seller shall have a reasonable time to investigate the claim. Purchaser agrees to cooperate with Seller and NSI during such investigation. Upon completion of Seller's investigation, Seller shall provide written notice (the "Seller Notice") to Purchaser that:

               (1) subject to Section 6.4(d), Seller acknowledges that Purchaser is entitled to indemnification, and Seller will reimburse Purchaser for all Purchaser Losses (as defined in Section 13.1) arising from such claim;

               (2) Seller acknowledges that Purchaser is entitled to indemnification, and Seller promptly shall discharge such Environmental Liability or others, acting on behalf of Seller, shall promptly discharge the Environmental Liability in accordance with the requirements of Section 6.4(e);

               (3)  Seller objects to such environmental indemnity claim; or

               (4) Purchaser may proceed with discharging the Environmental Liability subject to a reservation of rights by Seller to object to Purchaser's environmental indemnity claim under the process set out in
          Section 6.4(f).

          (d) If Seller elects to allow Purchaser to discharge an Environmental Liability under Section 6.4(c)(1), Purchaser will promptly and efficiently discharge such Environmental Liability and Seller shall only be liable for those Purchaser Losses reasonably incurred by Purchaser pursuant to a proposal, work plan or other specifications approved in writing by Seller in advance, which approval shall not be unreasonably withheld.

          (e)  If Seller elects to discharge an Environmental Liability under
     Section 6.4(c)(2), Seller shall take all steps reasonably and diligently necessary in the completion thereof, including reimbursement of Purchaser for such Purchaser Losses incurred by Purchaser for which Seller is provided written substantiation in connection therewith, by Purchaser.

          (f) If (i) Seller acknowledges Purchaser's right to indemnification under Section 6.4(c)(1) but objects to Purchaser's proposal, work plan or other specifications provided pursuant to Section 6.4(d), (ii) if Seller objects to such claim by giving Purchaser written notice of its objection under Section 6.4(c)(3), or (iii) if Seller notifies Purchaser of its reservation of rights under Section 6.4(c)(4), then either Seller or Purchaser may submit the claim to dispute resolution pursuant to Section
     14.9 of this Agreement not later than one hundred eighty (180) days after Purchaser's receipt of the Seller Notice.

          (g) Notwithstanding any provision of Section 13.4 to the contrary, to the extent that an Environmental Liability for which indemnification is claimed under Section 6.4(a) involves a Third Party Claim (as that term is defined in Section 13.4(a) hereof) by a Governmental Authority for the correction of non-compliance with Environmental Law or execution of a response action to address a release of hazardous materials under Environmental Law, Purchaser and Seller shall have the respective rights and obligations established in this Section 6.4 with respect to the discharge of such Environmental Liability; PROVIDED, HOWEVER, to the extent that an Environmental Liability for which indemnification is claimed under
     Section 6.4(a) involves a Third Party Claim for Damages by a third party other than a Governmental Authority, Purchaser and Seller shall have the respective rights and obligations established in Section 13.4 hereof with respect to the defense and settlement of such a Third Party Claim.

          (h) Purchaser will allow Seller or NSI access to the Acquired Facilities, and will provide any other third parties such additional reasonable access as may be reasonably necessary to develop a proposal, work plan, or other specifications in connection with the discharge of such Environmental Liability pursuant to this Agreement and Seller will use its reasonable best efforts, and will use such reasonable best efforts to cause any third parties, not to interfere with the operation of the Business on such Acquired Facilities in connection with the such development or performance. In the event Purchaser sells or transfers any Real Property at any time while Seller remains liable to discharge Environmental Liabilities required pursuant to this Agreement with respect to such Acquired Facilities, Purchaser will ensure in its lease assignment for such Leased Real Property or in its contract of sale for any Owned Real Property that Seller or NSI or such other third parties continues to have such reasonable access as may be reasonably necessary to discharge Environmental Liabilities required pursuant to this Agreement.

          (i) Notwithstanding any other provision of this Agreement, to the extent Purchaser has continued or contributed in any way to the activities or conditions which are the subject of indemnification under this Section 6.4, Purchaser Losses in connection with such indemnification shall be reduced by an amount equal to Purchaser's pro rata contribution to such Purchaser Losses.

          (j) Notwithstanding anything herein to the contrary, Seller shall not be required to discharge any Environmental Liability if such Environmental Liability would not be a Liability under Environmental Laws if the definition of Environmental Laws were amended to include Environmental Law as then currently in effect.

          (k)  Definitions: As used in this Section 6.4:

               1) "Environmental Liability" means any Liability of a Person arising under any Environmental Law.

               2) "Liability" means, with respect to any Person, any liability, obligation, or Damages incurred by such Person whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated, or unliquidated, secured or unsecured, joint or several.

               3) "Environmental Laws" means (i) any statute, law, code, ordinance, rule, judgment, decree, order or regulation of any federal, state, local or other governmental agency ("Governmental Authority") which has applicability to the Business or Purchased Assets and exists on or before July 14, 2001, or (ii) any order, judgment or decree issued by a court of competent jurisdiction with respect to the Business or Purchase Assets relating to: (i) the emission of pollutants into the atmosphere,
     (ii) the discharge of pollutants into the water or the ground water, (iii) the disposal of solid or hazardous waste, or (iv) the release of hazardous materials into the environment (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium or the ambient air"); PROVIDED, HOWEVER, notwithstanding the temporal limitation on the definition of Environmental Laws established above, with respect to actions undertaken by Seller to discharge Environmental Liabilities under Section 6.4(c) of this Agreement, Seller shall be required to comply with Environmental Laws in existence up to and including the date on which such Environmental Liability is discharged to the satisfaction of the court or Governmental Authority of competent jurisdiction; PROVIDED, FURTHER, that with respect to Environmental Liabilities arising from compliance orders which require capital improvements or other modifications to the Purchased Assets, such Environmental Liabilities will be deemed discharged by Seller for the purposes of the immediately preceding clause only, when such capital improvements or other modifications of the

     Purchased Assets have been made to the satisfaction of the court or Governmental Authority of competent jurisdiction.

     6.5  NONCOMPETITION, NONSOLICITATION; AND CONFIDENTIALITY.

          (a) As used in this Section 6.5, the following terms shall have the following meanings:

               (i) "Person" means any individual, firm, partnership, association, corporation, limited liability entity, trust, venture or other business organization, entity or enterprise;

               (ii) "Linen Supply Business" means the supply for hire of Linen Items;

               (iii) "Linen Items" means flat linen items that require ironing but specifically excluding continuous roll towels and aprons;

               (iv) "Restricted Period" means the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date;

               (v)   "Restricted Territory" means the counties identified on
          SCHEDULE 6.5(a)(v), which such Schedule is intended to represent each of those counties that are serviced by any Acquired Facility as of the date hereof and which will be updated, if necessary, on or prior to the Closing Date, based upon Purchaser's confirmation of the accuracy of such Schedule in light of the definition of Restricted Territory included in this Section 6.5(a)(v);

               (vi) The term "engage or be interested, directly or indirectly" as used herein, shall include, without limitation, giving advice or technical or financial assistance by loan, guarantees, stock transactions or in any other manner to any Person doing or about to engage in the Linen Supply Business within the Restricted Territory.

          (b) During the Restricted Period, Seller shall not, without Purchaser's prior written consent, (which may be withheld with or without reason), directly or indirectly, for itself or together or on behalf of any other Person, engage or be interested in, directly or indirectly, the Linen Supply Business, as partner, investor, shareholder, principal, agent, officer, director, employee, technical advisor, lender, trustee, beneficiary or otherwise, anywhere within the Restricted Territory. Nothing contained in this Section 6.5 shall prohibit or be construed as prohibiting Seller, directly or indirectly, for itself or together or on behalf of any other Person, from selling or renting or soliciting the sale or rental to a customer (i) who is not a Covered Account and (ii) who requires the sale or rental of both Linen Items and items, products or services which are not Linen Items

     ("Non-Linen Items") so long as either (x) Seller has a master or multilocation contract with such customer for the sale or rental of Linen Items and Non-Linen Items and Seller has subcontracted to an unrelated third party the sale or rental of such Linen Items (the "Subcontracted Linen Items") or (y) such sales, rentals or solicitations of sales or rentals are for Non-Linen Items only. Seller also agrees that it will offer Purchaser the opportunity to serve as subcontractor for the Subcontracted Linen Items if Purchaser can reasonably demonstrate the ability and willingness to provide the required services on a competitive basis.

          (c) For a period of five (5) years after the Closing Date, Seller shall not, directly or indirectly, for itself or on behalf of any other Person (except Purchaser) sell or rent or solicit the sale or rental of any items, products or services to any Covered Account, which items, products or services are similar to those offered for sale or rental by Seller in the conduct of the Business at any time within the period beginning on July 14, 1997 and ending on the Closing Date. Notwithstanding the foregoing, a Covered Account who has ceased doing business with Purchaser for at least twelve (12) months shall not be considered a Covered Account for purposes of Section 6.5.

          (d) For a period of five (5) years after the Closing Date, Seller shall not, directly or indirectly for itself or on behalf of any other Person, disclose any Confidential Information (as defined below in this Section 6.5(d) to any Person (except Purchaser). The term "Confidential Information" means, for the purposes of this Section 6.5, all information relating to the Business or the Purchased Assets, including, without limitation, the identity of, history of prices charged to or volume of business done with, any business that constitutes a Covered Account as of the Closing Date: provided, however, that the term "Confidential Information" shall not include any of (i) information that is required by Seller to be disclosed by court order or other applicable law, (ii) information that is within the public domain and (iii) only to the extent necessary to satisfy such obligations, information that is required to be disclosed to third parties by Seller to comply with its contractual obligations with respect to the Multilocation Accounts.

          (e) Nothing contained herein shall be construed as prohibiting Seller, directly or indirectly, for itself or on behalf of any other Person, from making direct sales of products to the Covered Accounts or the Multilocation Accounts in the normal course of conducting its national direct sales business.

          (f) In the event Seller acquires a business (i) which includes the sale or rental of Linen Items to one or more customers within the Restricted Territory, and (ii) more than forty (40) percent of the net revenue of such business in the Restricted Territory for the prior twelve
     (12) month period is derived from the sale or rental of Linen Items in the Restricted Territory, then Seller will use its reasonable best efforts to divest itself of the portion of the business acquired which would result in the violation by Seller of Section

     6.5(b) hereof (the "Divestiture Business").   Seller agrees that it will
     offer Purchaser the opportunity to bid on any Divestiture Business. So long as Seller has used reasonable best efforts to divest itself of the Divestiture Business, and so long as none of the Seller, such Divestiture Business or any of their representatives are selling, renting or soliciting the sale or rental of Linen Items to any Covered Account, the parties agree that Seller shall not be in violation of this Section 6.5.

          (g) Because the breach or anticipated breach of the restrictive covenants provided for in this Section 6.5 could result in immediate and irreparable harm and injury to the Purchaser, for which it will not have an adequate remedy at law, Seller agrees that Purchaser shall be entitled to relief in equity to enjoin temporarily and/or permanently such breach or anticipated breach and to seek any and all other legal and equitable remedies to which Purchaser may be entitled.

     6.6 RETROACTIVE COLLECTIVE BARGAINING AGREEMENTS; SIGNING BONUSES. In each of those situations in which the Seller's Collective Bargaining Agreement with a union expired before the Closing Date without the union having ratified a new agreement before the Closing Date, the Seller will be liable to the Purchaser for the cost of any retroactive wage increases or increased benefit contribution rates (whether those retroactive wage increases or increased benefit contribution rates are agreed to between the Seller and the union before the Closing Date or between the Purchaser and the union after the Closing Date) to the extent the costs of said retroactive increases are attributable to the period prior to the Closing Date, provided that to the extent any such retroactive increases are not amortized over the life of the agreement and instead are to be paid over a shorter period of time, Seller shall pay only that portion of such retroactive increase which would be attributable to the period prior to the Closing Date if the entire retroactive increase were amortized equally over the then current term of the agreement.

     Any signing bonuses payable to an Employee subject to a Collective Bargaining Agreement which expired prior to the Closing Date (an "Expired Agreement") and which was renegotiated with a term which will end after the Closing Date (a "Renegotiated Agreement") will be equally prorated from the date of expiration of the Expired Agreement through the end of the term of the Renegotiated Agreement, such that Seller will pay its pro rata share of such signing bonus for the period beginning on the date of expiration of the Expired Agreement and ending on the Closing Date and Purchaser shall pay its pro rata share of such signing bonus for the period beginning on the Closing Date and ending on the expiration date of the Renegotiated Agreement.

     6.7 ODESSA REAL ESTATE LEASE. From and after the date hereof, Seller will use its best efforts to negotiate in good faith with Purchaser with respect to a real property lease to be executed by Purchaser and Seller on the Closing Date and pursuant to which Seller will lease the Odessa Real Estate to Purchaser (i) at a fair market value rental rate to be agreed upon by Seller and Purchaser;
(ii) for an initial term of three (3) years; (iii) with two (2) optional renewal terms of three (3) years each; (iv) such other terms and conditions as are common in commercial real estate leases for properties of the size and type as the Odessa Real Estate;
and (v) such other terms and conditions to which the parties shall mutually agree (the "Odessa Real Estate Lease").

                                      ARTICLE 7

                                COVENANTS OF PURCHASER


     Purchaser covenants and agrees with Seller as follows:

     7.1 HSR ACT FILINGS. Purchaser shall promptly make any filing required under the HSR Act and shall use its best efforts to promptly respond to any request for additional information under the HSR Act.

     7.2  EMPLOYEE MATTERS.

          (a) Purchaser shall offer employment, on an at-will basis (except that any Employee of the Business covered by any Collective Bargaining Agreement shall be hired pursuant to the terms and conditions set forth in that Collective Bargaining Agreement) effective on the Closing Date, to all regular full-time and part-time employees of the Business who work at the Acquired Facilities as of the Closing Date (the "Employees of the Business") except for those employees whose names are listed on Schedule 7.2(a). (The Employees of the Business hired by Purchaser as of the Closing Date are referred to collectively herein as the "Hired Employees").

          (b) Purchaser agrees, with respect to the Hired Employees whose names are listed on SCHEDULE 7.2(B), to provide the severance benefits set forth on SCHEDULE 7.2(B) hereto to any salaried, exempt employees of the Business who are terminated by Purchaser (for reasons other than Cause (as defined in this Section 7.2(b) below)) prior to July 14, 1998; provided that the following Employees of the Business shall not be considered "salaried, exempt employees" for purposes of this Section 7.2(b): any employee who is paid in whole or in part on a commission basis (with the exception of the following employees: regional sales managers; managers of the service centers located in Utica, NY, Syracuse, NY, Elmira, NY, Oneonta, NY, and Schenectady, NY; and the distribution manager and client relations manager of the service center located in Utica, NY). For purposes of this Section 7.2(b) "Cause" shall mean: (i) Any continuous acts or omissions by a Hired Employee which demonstrate a continuing failure by such Hired Employee to substantially perform his material duties which failures are not cured by such Hired Employee or are not capable of being cured by such Hired Employee within thirty (30) days after written notice of such failure is delivered to such Hired Employee, (ii) a nonappealable conviction of such Hired Employee of a felony in any way relating to the Purchaser, or (iii) fraud by such Hired Employee against the Purchaser.

          (c) To the extent any "withdrawal liability" (as described in Section 4201 of ERISA) would otherwise be due from Seller as a result of the purchase and sale of the Business and the Purchased Assets as contemplated hereby, Purchaser and Seller shall comply with the requirements of
     Section 4204 of ERISA, in order that no "complete withdrawal" (as described in Section 4203 of ERISA) or "partial withdrawal" (as described in
     Section 4205 of ERISA) by Seller from any of the "multiemployer plans" (as defined in Section 4001(a)(3) of ERISA and listed on SCHEDULE 4.9) to which Seller contributes on behalf of certain of the Employees of the Business pursuant to the Collective Bargaining Agreements, occurs as a result of such purchase and sale. After the Closing Date, but only to the extent required to comply with Section 4204 of ERISA, Purchaser shall incur an "obligation to contribute" (as described in Section 4212 of ERISA) to each of such multiemployer plans with respect to the Business and the Purchased Assets, for substantially the same number of "contribution base units" (as described in Section 4001(a)(11) of ERISA) for which Seller had such an obligation to contribute with respect thereto on or before the Closing Date. If Purchaser decides to obtain from the PBGC and/or any of such multiemployer plans an exemption or variance from the requirements of
     Section 4204(a)(1)(B) of ERISA, Seller shall use reasonable efforts to assist Purchaser, including the timely delivery to Purchaser of any information held by or available to Seller and required by PBGC or any such plan in connection with Purchaser's request for such exemption or variance. If a satisfactory exemption or variance is not obtained, Purchaser shall post a bond, establish an escrow or provide other security acceptable to such multiemployer plans, and the amount and terms and conditions of such security shall satisfy the requirements of Section 4204 of ERISA. Until such a satisfactory exemption or variance is obtained, Purchaser shall post a bond, establish an escrow, or provide other security acceptable to the multiemployer plans, if required. If Purchaser withdraws from any of such plans in a complete or partial withdrawal with respect to the Business and the Purchased Assets during the first five plan years commencing with the first plan year beginning after the Closing and is required, but fails to make a withdrawal liability payment as a result thereof, Seller shall be secondarily liable to such multiemployer plan, to the extent required by
     Section 4204(a)(2) of ERISA, but not to exceed the amount of any withdrawal liability Seller would have had to such plan with respect to the sale of the Business, but for Section 4204 of ERISA (the "Withdrawal Liability"). However, as between Purchaser and Seller, Purchaser shall be liable for such Withdrawal Liability, and Purchaser shall also indemnify and hold harmless Seller against any payment to any of such multiemployer plans, either by Seller or through any bond or escrow provided by Seller, of Seller's secondary withdrawal liability under Section 4204(a)(2) that is caused by Purchaser's failure to make any withdrawal liability payment to such a plan when due; provided however, that the aggregate amount for which Purchaser shall be required to indemnify Seller under this Section 7.2(c) shall not exceed $5,000,000; and Seller shall be liable for any portion of such Withdrawal Liability in excess of such limitation and shall indemnify and hold harmless Purchaser against liability for any such Withdrawal Liability in excess of such limitation.

          (d) Effective as of the Closing Date, Purchaser will make available to the Hired Employees, health insurance coverage that will provide health insurance to each such Hired Employee and, with respect to their dependents, if so elected, immediately upon employment with Purchaser, without regard to any preexisting condition, exclusion or other limitation, but otherwise subject to the terms and conditions of such plan or policy.

     7.3 TITLE POLICY. To the extent Purchaser has any claim against Seller with respect to any parcel of Owned Real Property and such claim may otherwise be insured against under a Title Policy, Purchaser agrees that it will seek to recover such claim against Seller only if, and only to the extent that such claim is denied by the Title Company.

     7.4 ODESSA REAL ESTATE LEASE. From and after the date hereof, Purchaser will use its best efforts to negotiate in good faith with Seller with respect to the Odessa Real Estate Lease.

                                      ARTICLE 8

                   CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

     The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions prior to or at the Closing, unless specifically waived in writing by Purchaser in advance:

     8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) need only be true as of such date. Seller shall have duly performed and complied in all material respects with all covenants and agreements and satisfied all conditions required by this Agreement to be performed, complied with or satisfied by Seller prior to or at the Closing and Seller shall have delivered its certificate to Purchaser to such effect.

     8.2 ABSENCE OF LITIGATION. No order, writ, injunction or decree which is binding on Purchaser and/or Seller and which prohibits Purchaser and/or Seller from consummating the transactions contemplated hereby shall be in effect, provided that Purchaser shall have used its reasonable efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted by any such court or governmental or regulatory agency. No claim, action, suit or proceeding shall be pending or threatened against Purchaser or Seller which, if adversely determined, would prevent the consummation of the transaction and other actions contemplated hereby or result in the payment of substantial damages as a result of such action and for which the other party is not willing to provide indemnification.

     8.3 CONSENTS AND APPROVALS. All governmental and regulatory approvals requisite or appropriate to the consummation of the transactions contemplated herein shall have been obtained (or all applicable waiting periods shall have expired), but excluding any customer Contract with any governmental agency or entity, and such consents or approvals shall remain in full force and effect.

     8.4 OPINION OF COUNSEL TO SELLER. Purchaser shall have received from Maslon Edelman Borman & Brand, LLP an opinion, dated the Closing Date, substantially in the form of EXHIBIT C ("Seller Counsel's Legal Opinion").

     8.5 REAL ESTATE. Purchaser shall have received limited warranty deeds conveying the Owned Real Property (the "Deeds") to Purchaser.

                                      ARTICLE 9

                     CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

     The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction prior to or at the Closing of each of the following conditions, unless specifically waived in writing by Seller in advance:

     9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in this Agreement shall be true and complete in all material respects as of the date of this Agreement and as of the Closing Date as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) need only be true as of such date, Purchaser shall have duly performed and complied in all material respects with all covenants, agreements and satisfied all conditions required by this Agreement to be performed and complied with or satisfied by it prior to or at the Closing, and Purchaser shall have delivered its certificate to Seller to such effects.

     9.2 ABSENCE OF LITIGATION. No order, writ, injunction or decree which is binding on Purchaser and/or Seller and which prohibits Purchaser and/or Seller from consummating the transactions contemplated hereby shall be in effect; provided that Seller shall have used its reasonable efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted by any such court or governmental or regulatory agency. No claim, action, suit or proceeding shall be pending or threatened against Purchaser or Seller which, if adversely determined, would prevent the consummation of the transaction and other actions contemplated hereby or result in the payment of substantial damages as a result of such action and for which the other party is not willing to provide indemnification.

     9.3 CONSENTS AND APPROVALS. All governmental and regulatory approvals requisite or appropriate to the consummation of the transactions contemplated herein shall have been obtained (or all applicable waiting periods shall have expired) and shall remain in full force and effect. Seller shall have received approval of the Board of Directors of Seller of the transactions contemplated herein; provided, however, the condition set forth in this sentence shall terminate as of noon, Minneapolis time, on April 27, 1998.

     9.4 OPINION OF COUNSEL TO PURCHASER. Seller shall have received from Gibson, Dunn & Crutcher LLP, counsel to Purchaser, an opinion, dated the Closing Date, in the form of EXHIBIT D ("Purchaser Counsel's Legal Opinion").

                                      ARTICLE 10

                                       CLOSING

     10.1 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166-0193 on May 1, 1998 at 9:00 a.m., local time, or at such other location or later date or time as mutually agreed upon by the parties. The date of the Closing is referred to herein as the "Closing Date."

     10.2 DELIVERIES BY SELLER. At the Closing, provided all conditions described in Article 9 have been satisfied, Seller shall execute and deliver to Purchaser the following: (i) the Deeds; (ii) the Odessa Real Estate Lease; (iii) Assignment and Assumption of Leases (the "Assignment and Assumption of Lease") in the form of EXHIBIT E with respect to each Real Property Lease; (iv) transfer tax forms, withholding forms and similar documents required to be completed and submitted in connection with the transfer of the Owned Real Property; (v) a Bill of Sale and General Assignment in the form of EXHIBIT F hereto; (vi) the Subcontract Agreement; (vii) the Subcontract Assignment; (viii) the Transition Services Assignment (as defined in Section 12.1 below); (ix) the G&K Transition Services Agreement (as defined in Section 12.1 below); (x) Seller Counsel's Legal Opinion; (xi) the certificate required by Section 8.1 hereof; and (xii) and (xiii) such other instruments of conveyance reasonably requested by Purchaser.

     10.3 DELIVERIES BY PURCHASER. At the Closing, provided all conditions described in Article 8 have been satisfied, Purchaser shall deliver to Seller a wire transfer of immediately available federal funds in an aggregate amount equal to the Cash Purchase Price as calculated pursuant to Section 3.2 and execute and deliver to Seller (i) the Subcontract Agreement; (ii) the Subcontract Assignment; (iii) an Assumption Agreement in the form attached hereto as EXHIBIT G; (iv) the Transition Services Assignment; (v) the G&K Transition Services Agreement, if required; (vi) transfer tax forms and similar documents required to be completed and submitted in connection with the transfer of the Owned Real Property; (vii) Purchaser Counsel's Legal Opinion; (viii) the certificate required by Section 9.1 hereof; (ix) the Odessa Real Estate Lease;

and (x) such other instruments or documents as may be reasonably requested by Seller to reflect the assumption of the Assumed Liabilities and the consummation of the transactions contemplated hereunder.

                                      ARTICLE 11

                             TERMINATION PRIOR TO CLOSING

     11.1 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing:

          (a)  by the mutual written consent of Seller and Purchaser; or

          (b) by Seller, if the conditions set forth in Article 9 hereof (to the extent compliance or performance thereunder is not within the control of Seller) shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Purchaser on or before June 1, 1998 (or such later date as may be mutually agreed upon by the parties);

          (c) by Purchaser, if the conditions set forth in Article 8 hereof (to the extent compliance or performance thereunder is not within the control of Purchaser) shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Seller on or before June 1, 1998 (or such later date as may be mutually agreed upon by the parties);

          (d) by either Seller or Purchaser, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Purchaser and/or Seller, which prohibits Purchaser and/or Seller from consummating the transactions contemplated hereby, provided that Purchaser and Seller shall have used reasonable efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within ninety (90) days after entry, by any such court or governmental or regulatory agency; or

          (e) by either Seller or Purchaser, if the Closing has not occurred on or prior to June 1, 1998 for any reason other than delay or nonperformance of the party seeking such termination.

     11.2 TERMINATION OF OBLIGATIONS. Termination of this Agreement pursuant to this Article 11 shall terminate all obligations of the parties hereunder, except for the obligations under this Section 11.2, Section 14.1,14.6 and 14.9 and except that such termination shall not constitute a waiver of any rights any party may have by reason of a breach by the other party of any agreement or covenant in this Agreement which occurs prior to such termination.

                                      ARTICLE 12

                               TRANSITION SERVICES.

     12.1 TRANSITION SERVICES ASSIGNMENT.  Except as otherwise set forth in
Section 12.2, at the Closing, Seller will assign to Purchaser its rights under the Transition Services Agreement dated July 14, 1997 between Seller and NSI (the "Transition Services Agreement") with respect to (i) transitional MIS support services being provided by NSI to Seller as of the Closing Date in connection with the Business for a period of time not to exceed six (6) months from the Closing Date, and (ii) the sublicense of the LinenHelper Software for a period of time not to exceed three (3) months from the Closing Date substantially in the form of Exhibit H hereto (the "Transition Services Assignment"). Purchaser will also assume Seller's obligations under the Transition Services Agreement with respect to delivery, tracking, pick up and processing services to customers of the NPAC Business (as defined in the Transition Services Agreement). Seller and Purchaser shall enter into and execute as of the Closing Date (i) a month-to-month lease of Seller's service center in Charleston, West Virginia, and (ii) a sublease of Seller's service center in Houston, Texas, each on terms mutually agreeable to Seller and Purchaser, and, in the case of the sublease, on terms substantially identical to Seller's primary lease of such service center. From and after the Closing Date, Seller will also make the services of Grover Ferguson available to Purchaser for a period not to exceed six (6) months from the Closing Date, and Seller will pay compensation and employee benefits for Mr. Ferguson. Purchaser will pay all expenses of Mr. Ferguson associated with his services to Purchaser such as travel expenses and the like. Seller and Purchaser shall enter into and execute as of the Closing Date, if determined by Purchaser and Seller to be necessary, a Transition Services Agreement in a form mutually agreed to by Purchaser and Seller (the "G&K Transition Services Agreement").

     12.2 ATRS SUPPORT. Associated Textile Rental Services, Inc. ("ATRS") will provide support for the route accounting, accounts receivable and other related systems currently used by the Acquired Facilities identified on EXHIBIT "A" as Utica #CO314 and related service centers (together, the Utica Plant") and for the bar coding system currently used by the Acquired Facility identified on EXHIBIT "A" as Portland #CO311 and related service centers (together, the "Portland Plant") for up to six (6) months from the Closing Date, provided that if Purchaser engages in the textile rental business in the Rochester/Niagra Falls area in competition with ATRS, ATRS thereafter will only provide such support to Purchaser for such reasonable period of time as may be necessary to convert Purchaser's systems.

                                      ARTICLE 13

                                   INDEMNIFICATION

     13.1 INDEMNIFICATION BY SELLER. Each of G&K Linen, G&K Co and G&K, jointly and severally, shall indemnify and hold Purchaser and Parent and each officer and director thereof (a "Purchaser Indemnified Party") harmless from, against and in respect of any and all loss, liability, expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding brought against a Purchaser Indemnified Party) or "Damage" (as hereinafter defined) suffered or incurred by a Purchaser Indemnified Party ("Purchaser Losses") by reason of (i) any breach of a representation or warranty by Seller contained herein; (ii) failure of Seller to fulfill or perform any covenant, agreement or obligation of Seller contained herein that is to be performed at or prior to the Closing;
(iii) the failure by Seller to fulfill or perform any covenant, agreement or obligation of Seller contained herein that is to be performed after the Closing; or (iv) any Excluded Liability.

     13.2 INDEMNIFICATION BY PURCHASER. Parent and Purchaser shall jointly and severally indemnify and hold Seller and each officer and director thereof (a "Seller Indemnified Party") harmless from, against and in respect of any and all loss, liability, expense (including, without limitation, reasonable expenses of investigation and reasonable attorney's fees and expenses in connection with any action, suit or proceeding brought against a Seller Indemnified Party) or Damage suffered or incurred by a Seller Indemnified Party ("Seller Losses") by reason of (i) any material breach of a representation or warranty by Parent or Purchaser contained herein; (ii) failure of Purchaser to fulfill or perform any covenant, agreement or obligation of Purchaser contained herein; (iii) any Assumed Liability; or (iv) Purchaser's operation of the Business subsequent to the Closing Date.

     13.3 DEFINITIONS. As used in this Article 13, the term "Damages" means all actual damages suffered or incurred by a Purchaser Indemnified Party or a Seller Indemnified Party (as applicable) including, without limitation, all compensatory damages, but excluding any consequential damages. Furthermore, "Damages" shall exclude all punitive, exemplary or damages under statute which permit or require a payment of a multiple of damages that is in excess of a multiple of one (1).

     13.4 THIRD PARTY CLAIMS.

          (a) In order for any Purchaser Indemnified Party or any Seller Indemnified Party to be entitled to any indemnification provided for under this Article 13 in respect of, arising out of or involving a claim made by any person other than Seller or Purchaser or their respective successors, assigns or affiliates (a "Third Party Claim") against such indemnified party, such indemnified party must notify the indemnifying party in writing of the Third Party Claim promptly after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure of any indemnified party to give notice as provided in this Section 13.4 shall not relieve an indemnifying party of its obligations hereunder except to the extent that the indemnifying party actually has been prejudiced by such failure to give notice. Thereafter, the indemnified party shall deliver to the indemnifying party, as promptly as practicable and, in any event, within ten (10) days after such indemnified party's receipt thereof, copies of all notices and other documents relating to the Third Party Claim.

          (b) If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses within thirty (30) days after receipt of notice of the Third Party Claim, to assume or cause the assumption of the defense thereof with counsel selected by the indemnifying party (provided such counsel is not reasonably objected to by the indemnified party). Should the indemnifying party elect to assume or cause the assumption of the defense of a Third Party Claim, the indemnifying party will not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof unless the indemnifying party has agreed in writing to pay such fees and expenses or, in the reasonable judgment of the indemnified party, a conflict of interest between the indemnified party and the indemnifying party exists with respect to such claim. If the indemnifying party elects so to participate in or assume the defense of a Third Party Claim, the indemnified party will fully cooperate with the indemnifying party in connection with such defense.

          (c) If the indemnifying party assumes the defense of a Third Party Claim, then, as long as the indemnifying party is reasonably contesting such claim in good faith, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the indemnifying party's prior written consent, and the indemnified party will agree to any settlement, compromise or discharge of the Third Party Claim the indemnifying party may recommend which releases the indemnified party unconditionally and completely in connection with such Third Party Claim and which does not materially adversely affect the indemnified party. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party assumes the defense of a Third Party Claim, then the indemnifying party shall not, without the indemnified party's prior written consent, settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such Third Party Claim.

          (d) If the indemnifying party does not assume the defense of any such Third Party Claim, the indemnified party may defend the same in such manner as it may reasonably deem appropriate, including, but not limited to, settling such claim or litigation after giving five (5) business days' prior written notice to the indemnifying party setting forth the terms and conditions of settlement.

          (e) The indemnifying party shall in no case settle or compromise any Third Party Claim or consent to the entry of any judgment, in either case for other than solely money damages, without the consent of the indemnified party if such settlement, compromise or judgment would adversely affect the rights of the indemnified party in any continuing manner.

     13.5 DEDUCTIBLE FOR SELLER'S OBLIGATIONS; MAXIMUM LIABILITY.    Seller's
obligations under Section 13.1(i) and (ii) shall not be payable by Seller unless and until the amount thereof exceeds Seven Hundred Fifty Thousand Dollars $750,000 (the "Deductible") in the aggregate and thereafter only to the extent of such excess. In no event shall the liability of Seller under Section 13.1(i) and (ii) exceed Twenty-Five Million Dollars ($25,000,000).

     13.6 CLAIMS PERIOD. For purposes of this Agreement, a "Claims Period" shall be the period during which a claim for indemnification may be asserted under this Agreement by an indemnified party, which period shall begin on the Closing Date and terminate as follows:

          (a) with respect to Purchaser Losses arising under Section 13.1(i) or 13.1(ii), the Claims Period shall terminate eighteen months after the Closing Date;

          (b) with respect to Purchaser Losses arising under Section 13.1(iii) or 13.1(iv), the Claims Period shall remain open indefinitely;

          (c) with respect to Seller Losses arising under Section 13.2 (i) or 13.2(ii), the Claims Period shall terminate eighteen months after the Closing Date;

          (d) with respect to Seller Losses arising under Section 13.2(iii) or 13.2(iv), the Claims Period shall remain open indefinitely.

     Any claims for indemnification pursuant to this Article 13 must be made in writing by the indemnified party to the indemnifying party on or prior to the termination of the applicable Claims Period. All claims for indemnification for which proper notification of the indemnifying party shall have been made by the indemnified party prior to the close of business on the last day of the applicable Claims Period shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

     13.7 OTHER LIMITATIONS.

          (a) Neither Purchaser nor Seller shall be deemed to have sustained an indemnifiable loss to the extent such party is entitled to be indemnified by insurance carried by such party or would have been entitled to be indemnified by Seller's insurance if the insurance carried by Seller as of the Closing Date would have remained in effect until the loss occurred.

          (b) Any amounts otherwise payable to an indemnified party with respect to indemnification for Damages incurred by such indemnified party shall be reduced by any Tax Benefit (as defined below) actually realized by such indemnified party. The indemnified party shall use its reasonable best efforts (provided that this shall not be deemed to require the commencement of legal proceedings) to take such action as is necessary (including, without limitation, the filing of an amended Federal income tax return or a claim for refund) in order to obtain any Tax Benefit that may be available as a result of any Damages hereunder, unless in the written opinion of counsel to such indemnified party there is not substantial authority for claiming a loss, deduction or credit for such Damages. Until such Tax Benefit is finally determined, the indemnifying party shall be entitled to reduce its indemnifying payment by a reasonable estimate of the Tax Benefit. If, after taking into account the tax consequences, if any, of the payment or incurrence by such indemnified party of the Damages and any income tax arising out of such indemnified party's receipt of indemnification pursuant to this Article 13 in respect of such Damages, such indemnified party realizes an actual savings in its liability for taxes (a "Tax Benefit") as a result thereof, and the indemnified party has received an excessive amount from the other party, such indemnified party will pay to the indemnifying party the amount of such Tax Benefit when it is actually realized through the reduction of taxes that would otherwise be due or through the receipt of a refund of taxes previously paid; provided, however, that if and to the extent that any such Tax Benefit is ultimately denied by a taxing authority, the indemnifying party shall pay to such indemnified party the amount of such denied Tax Benefit plus interest at the rate applied by such taxing authority to underpayments of tax from the date that interest begins to accrue on the underpayment of tax as a result of the denial of such Tax Benefit until the date that the amount of such Tax Benefit (plus interest) is paid to such indemnified party by the indemnifying party. In the event such indemnified party has a net operating loss for Federal income tax purposes for (or a net operating loss carryover or investment tax credit carryover to) the year in which the Damages were incurred or paid, the Tax Benefit attributable to the Damages shall be deemed to be realized, if ever, only in the year or years in which there is an actual reduction in the amount of taxes paid over what would have been paid in the absence of such Damages (that is, the reduction in taxes shall be treated as occurring first as a result of such net operating loss or net operating loss carryover or investment tax credit carryover computed exclusive of any Damages).

     13.8 EXCLUSIVE REMEDY.   Subject to Section 6.4, after the Closing, the
rights set forth in this Article 13 shall be each party's sole and exclusive remedies against the other parties hereto for misrepresentations or breaches of covenants contained in this Agreement and any related documents. Notwithstanding the foregoing, nothing herein shall prevent any of the indemnified parties from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to either party in connection with this Agreement and any related documents. In the event such action is brought, the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.

                                      ARTICLE 14

                                    MISCELLANEOUS

     14.1 PUBLICITY. Seller and Purchaser agree that they will not make any press releases or other announcements prior to or at the time of Closing with respect to the transactions contemplated hereby without the prior approval of the other party, which approval will not be unreasonably withheld, except to the extent required by applicable law in which case Seller and Purchaser shall provide prior notice to the other party of such press release or announcement if practicable.

     14.2 BULK SALES LAWS. Purchaser hereby waives compliance by Seller with the provisions of any bulk sales or similar transfer laws, to the extent applicable. Seller shall indemnify and hold Purchaser harmless from and against any loss, liability and expense as result of the parties failure to comply with bulk sales or similar transfer laws, to the extent applicable.

     14.3 BEST EFFORTS. Each party hereto agrees to use best efforts to cause the conditions to its obligations hereunder to be satisfied on or prior to the Closing Date and otherwise to consummate the transactions contemplated by the Agreement.

     14.4 FURTHER ACTS AND ASSURANCES. Seller shall, at any time and from time to time at and after the Closing, upon request of Purchaser and without additional consideration, take any and all steps reasonably necessary to place Purchaser in possession and operating control of the Purchased Assets, and Seller will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required for the more effective transferring and confirming to Purchaser or for reducing to its possession, any or all of the Purchased Assets. Purchaser shall, at any time and from time to time at and after the Closing, upon request of Seller and without additional consideration, take any and all steps reasonably necessary to evidence completely the assumption of the Assumed Liabilities and Purchaser will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further assumption agreements and documents as may be reasonably necessary or desirable to evidence more effectively the assumption of the Assumed Liabilities.

     14.5 NOTICES. Any notice or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered by courier or by facsimile transmission, receipt confirmed, or sent by any express mail service, postage or fees prepaid,

          If to Seller:

          G&K Services Linen Co.
          G&K Services Co.
          G&K Services, Inc.
          5995 Opus Parkway, Suite 500
          Minnetonka, Minnesota  55343
          Attention:     Mr. William Hope,
                         Chief Executive Officer
          Facsimile No:  (612) 912-5900

          With a copy to:

          Maslon Edelman Borman & Brand, LLP
          3300 Norwest Center
          90 South Seventh Street
          Minneapolis, Minnesota 55402
          Attention:     Neil I. Sell, Esq.
          Facsimile No:  (612) 672-8397

          If to Parent:

          Tartan Textile Services, Inc.
          c/o Aurora Capital Partners, L.P.
          1800 Century Park East, Suite 1000
          Los Angeles, California
          Attention:     Richard K. Roeder
          Facsimile No:  310-277-2310

          With a copy to:

          Gibson, Dunn & Crutcher LLP
          333 South Grand Avenue
          Los Angeles, California 90071
          Attention:     Bruce D. Meyer, Esq.
          Facsimile No:  213-229-7520

          If to Purchaser:

          TTSI Services Acquisition Sub, Inc.
          c/o Aurora Capital Partners, L.P.
          1800 Century Park East, Suite 1000
          Los Angeles, California

          Attention:     Richard K. Roeder
          Facsimile No:  310-277-2310

          With a copy to:

          Gibson, Dunn & Crutcher LLP
          333 South Grand Avenue
          Los Angeles, California 90071
          Attention:     Bruce D. Meyer, Esq.
          Facsimile No:  213-229-7520

          If to NSI:

          National Services Industries, Inc.
          NSI Center
          1420 Peachtree Street, N.E.
          Atlanta, Georgia 30309
          Attention: Brock Hattox
                     Executive Vice President and Chief Financial Officer Facsimile No: (404) 853-1272

or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent.

     14.6 CONSTRUCTION. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority or by any board of arbitrators by reason of such party or its counsel having or being deemed to have structured or drafted such provision. All references in this Agreement to Article(s), Section(s), Schedule(s) or Exhibit(s) shall refer to Article(s), Section(s), Schedule(s) or Exhibit(s) of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any event or condition specifically disclosed in any schedule of the Disclosure Schedule shall be deemed disclosed and incorporated into any other schedule of the Disclosure Schedule with the same degree of specificity where such disclosure would be appropriate and relevant.

     14.7 KNOWLEDGE. Whenever used herein, the term "knowledge" with respect to any subject matter shall mean the actual knowledge, after due inquiry, of any one of the persons identified on SCHEDULE 14.7.

     14.8 ATTACHMENTS. Every Schedule and Exhibit referred to in this Agreement is incorporated in this Agreement by this reference.

     14.9 DISPUTE RESOLUTION. Any dispute among the parties hereto before the Closing, may be resolved by application to any court of competent jurisdiction. Any dispute among the parties hereto arising on or after the Closing Date, other than any dispute arising under Sections 3.3, 3.4 and 3.5 which shall be resolved in accordance with Section 3.6, shall be resolved in accordance with the arbitration provisions of this Section 14.9.

          (a) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, the breach, termination or validity thereof promptly by negotiation between executives who have authority to settle the controversy. Any party may give the other written notice that a dispute exists (a "Notice of Dispute"). The Notice of Dispute shall include a statement of such party's position. Within twenty
     (20) business days of the delivery of the Notice of Dispute, executives of both parties shall meet at a mutually acceptable time and place, and thereafter as long as they both reasonably deem necessary, to exchange relevant information and attempt to resolve the dispute. If the matter has not been resolved within 45 days of the disputing party's Notice of Dispute, or if the parties fail to meet within 20 days, either party may initiate arbitration of the controversy or claim as provided hereinafter.

          If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three working days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

          (b) Any controversy or claim arising out of or relating to this Agreement, the breach, termination or validity thereof, or the transactions contemplated herein, if not settled by negotiation as provided in paragraph
     (a) of this Section 14.9, shall be settled by arbitration in Chicago, Illinois, in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes, by three arbitrators. Each party shall choose one arbitrator and the two arbitrators so chosen shall choose a third arbitrator who must be a retired judge of a state or federal court of the United States. The arbitrators shall be appointed as provided by CPR
     Rule 5, Selection of Arbitrators by the parties. The arbitration procedure shall be governed by the United States Arbitration Act, 9 U.S.C. Section 1-16, and the award rendered by the arbitrators shall be final and binding on the parties and may be entered in any court having jurisdiction thereof.

          (c) Each party shall have discovery rights as provided by the Federal Rules of Civil Procedure within the limits imposed by the arbitrators; PROVIDED, HOWEVER, that all such discovery shall be commenced and concluded within one hundred twenty (120) days of the selection of the third arbitrator.

          (d) It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrator shall use all reasonable efforts to issue the final award or awards within a period of thirty (30) days after closure of the proceedings. Failure of the arbitrator to meet the time limits of this Section 14.9(d) shall not be a basis for challenging the award.

          (e) The arbitrators shall instruct the non-prevailing parties to pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable attorneys' fees and expenses of the prevailing parties. If the arbitrators determine that there is not a prevailing party, each party shall be instructed to bear its own costs and to pay one-half of the fees and expenses of the arbitrators.

          (f) Any award entered by the arbitrators may be enforced by a judgment entered in a court of competent jurisdiction.

     14.10 NO RELIANCE. Except for the parties hereto and their assignees permitted under Section 14.13:

          (a) no third party is entitled to rely on any of the representations, warranties and agreements of Seller contained in this Agreement;

          (b) Seller assumes no liability to any third party because of any reliance on the representations, warranties and agreements of any of the parties contained in this Agreement; and

          (c) no other person or entity shall acquire any legal or equitable rights or remedies under this Agreement.

     14.11 SATURDAYS, SUNDAYS AND LEGAL HOLIDAYS. If the time period by which any acts or payments required hereunder must be performed or paid expires on a Saturday, Sunday or legal holiday, then such time period shall be automatically extended to the close of business on the next regularly scheduled business day.

     14.12 CONFIDENTIALITY. The provisions of that certain Confidentiality Agreement between Seller and Purchaser dated November 19, 1997 shall remain in full force and effect; provided, however, that upon consummation of the Closing, the Confidentiality Agreement shall be terminated.

     14.13 PARTIES BOUND BY AGREEMENT. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Except as hereinafter provided, without the prior written consent of the other party, no party hereto may assign such party's rights, duties or obligations hereunder or any part thereof to any other person or entity prior to Closing, except that Purchaser may assign any or all of its rights, duties or obligations hereunder or any part thereof to any entity, all of the outstanding capital stock or equity interests of which is owned, directly or indirectly, by Purchaser and/or Parent.

     14.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

     14.15 HEADINGS. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     14.16 MODIFICATION AND WAIVER. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof. No delay or failure on the part of any party hereto to exercise any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     14.17 SEVERABILITY. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

     14.18 ACCESS TO RECORDS. For a period of six (6) years after the Closing Date, Seller and its attorneys, accountants and representatives shall, upon reasonable advance notice to Purchaser during normal business hours and without disruption of the business of Purchaser, have reasonable access to all books, accounts, records, documents and information relating to Seller for any periods prior to the Closing Date in the possession or custody of Purchaser (or Purchaser's agents) for the purpose of examining and making copies of all or any portion of such properties relating to Seller. In addition, Seller and its attorneys and representatives shall, upon reasonable advance notice to Purchaser, during normal business hours and without disruption to the business of Purchaser, have reasonable access to the Hired Employees with respect to the defense of any on-going litigation or future claim against Seller. A representative of Purchaser may be present at all times during such access and investigation by Seller or its attorneys, accountants and representatives.

     14.19 ENTIRE AGREEMENT. This Agreement and the Schedules and Exhibits hereto, together with the documents and instruments delivered pursuant hereto, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto; provided, however, that this provision is not intended to abrogate any other written agreement between the parties executed with or after this Agreement or any written agreement pertaining to another subject matter. No supplement, modification or waiver of the terms or conditions of this Agreement shall be binding unless executed in writing by authorized representatives of the parties hereto.

     14.20     NO EXPRESS OR IMPLIED WARRANTIES.    Except for the express
representations or warranties set forth in this Agreement, Purchaser acknowledges and agrees that the Purchased Assets are being conveyed to Purchaser hereunder "AS IS, WHERE IS AND WITH ALL FAULTS," without any other representation or warranty by Seller.

                  [THE BALANCE OF THIS PAGE IS INTENTIONALLY BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all on and as of the date first written above.

                         G&K SERVICES LINEN CO.,


                         By:  s/ Richard Fink
                            -----------------------------------------
                         Name:     Richard Fink
                              ---------------------------------------
                         Title     Chaiman of the Board
                              ---------------------------------------

                         G&K SERVICES CO.,

                         By:  s/ Richard Fink
                            -----------------------------------------
                         Name:     Richard Fink
                              ---------------------------------------
                         Title     Chaiman of the Board
                              ---------------------------------------


                         G&K SERVICES, INC.,

                         By:  s/ Richard Fink
                            -----------------------------------------
                         Name:     Richard Fink
                              ---------------------------------------
                         Title     Chaiman of the Board
                              ---------------------------------------


                         TTSI SERVICES ACQUISITION SUB, INC.

                         By:  s/ George E. McFall
                            -----------------------------------------
                         Name:     George E. McFall
                              ---------------------------------------
                         Title:    President and CEO
                              ---------------------------------------


                         TARTAN TEXTILE SERVICES, INC.

                         By:  s/ George E. McFall
                            -----------------------------------------
                         Name:     George E. McFall
                              ---------------------------------------
                         Title:    President and CEO
                              ---------------------------------------